EXHIBIT 10.12

MASTER JOINT-VENTURE AGREEMENT

Between

INSTADOSE PHARMA CORP.

(Canada)

And

ALDO PEDRO FIGUEIRA VIDINHA

(Portugal)

October 19, 2020

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TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS AND INTERPRETATION		8

1.1	Definitions	8
1.2	Interpretations	19

ARTICLE 2: THE INTERIM JV AGREEMENT		20

2.1	Definitions	20
2.2	Acknowledgements	20

ARTICLE 3: STATUS OF THIS AGREEMENT		21

3.1	Binding Agreement	21
3.2	Binding Obligations	21

ARTICLE 4: PROJECT TERM		21

4.1	Initial Term	21
4.2	Extended Term	21

ARTICLE 5: THE PROJECT		21

5.1	Approval	21
5.2	Scope	22
5.3	Industry Collaboration Opportunity	22
5.4	Exclusivity	23
5.5	Right and License	23

ARTICLE 6: PROJECT EQUIPMENT		23

6.1	Ownership	23

ARTICLE 7: PROJECT FACILITIES		23

7.1	Ownership	23
7.2	Location	23
7.3	Access	23
7.4	Signage	24

ARTICLE 8: IMPORTATION OF MEDICINAL PLANT DERIVATIVES		24

8.1	Use of the IDP Portugal Licenses	24
8.2	Payment of Project Import Taxes	25
8.3	Release and Inspection of Imported Derivatives	25
8.4	Minimum Import Quota	26
8.5	Medicinal Plant Origination Fee	26

ARTICLE 9: PURCHASE AND SALE OF PROJECT OUTPUTS		26

9.1	Minimum Sale Price of Project Outputs	26
9.2	Execution of Supply Agreements	26
9.3	Project Output Sample Requests	27

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9.4	Delivery of Volume Forecasts	27
9.5	Placement of Purchase Orders	28
(i)	the Project Output to be purchased;	28
(ii)	the quantity of Project Outputs to be purchased;	28
(iii)	the requested completion dates (each, a “Project Output Completion Date”) for those Project Outputs;	28
(iv)	the pick-up location for the Project Outputs (the “Pick-up Location”); and	28
(v)	such information agreed by the Parties as is required	28
9.6	Payment Terms and Invoicing	28
9.7	Project Output Manufacturing	29
9.8	Project Output Testing	29
9.9	Storage and Legal Ownership of Project Outputs	29
9.10	Final Release of Project Outputs to Purchaser	30

ARTICLE 10: FINANCIAL GAINS FROM THE PROJECT		30

10.1	Annual Financial Forecast	30
10.2	Payment of Project Operating Expenses	31
10.3	Gross Revenue	31
10.4	Net Profit Share	31
10.5	Payment of the Net Profit Share	32
10.6	Invoicing of Net Profit Share	32
10.7	Method of Payment	32

ARTICLE 11: UNDERTAKINGS & RESPONSIBILITIES OF VIDINHA		32

11.1	Corporate Standing	32
11.2	The IDP Portugal Licenses	32
11.3	IDP Portugal Facility Acquisition or Construction	33
11.4	Project Operating Expenses	33
11.5	Operation, Management, and Maintenance of the Project	33
11.6	The IDP Portugal Facilities	33
11.7	Importation of Medicinal Plant Derivatives	34
11.8	Purchase and Sale of Project Outputs	34
11.9	Collection of Gross Revenue	35
11.10	Payment of the Net Profit Share	35
11.11	Project Output Standards	35
11.12	Maintenance of Project Assets	35
11.13	Importation of Project Equipment	35
11.14	Solicitation of Supply Agreements	36
11.15	Project Output Volume Forecast	36
11.16	Cannabinoid Oil Production	36
11.17	Standard Operating Procedures	36
11.18	Access and Security Passes	36
11.19	Employees and Training	37
11.20	Vidinha Parties	37
11.21	Insurance Policies	37
11.22	Environment Laws	37
11.23	Labour Laws	38

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11.24	General Reporting Requirements	38
11.25	Unauthorized Payments	39
11.26	No Fees and Charges	39
11.27	No Interruption	39
11.28	Financial Reporting Requirements	40
11.29	Appointment of Auditor	40
11.30	Co-operation	41
11.31	Miscellaneous	41

ARTICLE 12: UNDERTAKINGS AND RESPONSIBILITIES OF IDP CANADA		41

12.1	Corporate Standing	41
12.2	TMIG Agreement	41
12.3	Maintenance of Medicinal Plant Rights	41
12.4	Funding Obligations	42
12.5	Importation of Medicinal Plant Derivatives	42
12.6	Construction Management	42
12.7	Imported Derivatives	42
12.8	Solicitation of Supply Agreements	43
12.9	Collection of Gross Revenue	43
12.10	Payment of the Net Profit Share	43
12.11	IDP Canada Parties	43
12.12	General Reporting Requirements	43
12.13	Minimum Import Quota	44
12.14	Unauthorized Payments	44
12.15	Co-operation	44
12.16	Miscellaneous	44

ARTICLE 13: PROJECT MEETINGS AND SIGNIFICANT DECISIONS		44

13.1	Frequency of Project Meetings	44
13.2	Notice Period	44
13.3	Meeting Format	44
13.4	Meeting Matters Requiring Unanimous Approval	45

ARTICLE 14: REPRESENTATIONS AND WARRANTIES		45

14.1	Vidinha	45
14.2	IDP Canada	46

ARTICLE 15: INSURANCE POLICIES		46

15.1	Project Insurance	46

ARTICLE 16: INDEMNITIES AND LIABILITY		47

16.1	Third Party Liability	47
16.2	Breach	48
16.3	Procedures	48

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ARTICLE 17: FORCE MAJEURE		50

17.1	Notice of Force Majeure	50
17.2	Extension of Time	50
17.3	Excuse of Performance	50
17.4	No Damage Claim	50
17.5	No Excuse of Performance	50
17.6	Continuation of Performance	51

ARTICLE 18: POLITICAL EVENT		51

18.1	Notice	51
18.2	Cure Period	51
18.3	Excuse of Performance	51
18.4	No Excuse of Performance	52
18.5	Continuation of Performance	52

ARTICLE 19: TERMINATION		52

19.1	Termination by Vidinha	52
19.2	Termination by IDP Canada	53
19.3	Effect of Termination	54
19.4	Termination Costs	55

ARTICLE 20: RESOLUTION OF DISPUTES AND INDEPENDENT EXPERT		55

20.1	Amicable Settlement	55
20.2	Arbitration	55
20.3	Mediation via an Independent Expert	55
20.4	Continuation of Project	56
20.5	Survival	56

ARTICLE 21: WAIVER OF IMMUNITY		56

21.1	Waiver	56
21.2	Conclusive and Binding Award	56
21.3	Irrevocable Consent	56
21.4	Conclusive Written Evidence	57

ARTICLE 22: CHANGES IN CONTROL		57

22.1	Prior Written Approval	57
22.2	No Interruption	57

ARTICLE 23: NOTICES		57

23.1	Form of Notice	57
23.2	Addresses for Notice	57

ARTICLE 24: MISCELLANEOUS		58

24.1	Primacy of this Agreement	58
24.2	Entire Agreement	58
24.3	Confidentiality	59
24.4	Variations in Writing	59
24.5	Time and Indulgence	60
24.6	Penalties and Interest	60

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24.7	No Third Party Beneficiaries	60
24.8	Severability	60
24.9	Language	61
24.10	Limitation of Liability	61
24.11	Exclusive Remedies	61
24.12	Assignment	61
24.13	Governing Law	61

Schedules

Schedule “A”:	Annual Financial Forecast	63
Schedule “B”:	DRC Agreement	64
Schedule “C”:	IDP Portugal Facilities	65
Schedule “D”:	IDP Portugal Letter Agreement	66
Schedule “E”:	IDP Portugal Licenses	67
Schedule “F”:	Interim JV Agreement	68
Schedule “G”:	Interim JV Partner Facilities	69
Schedule “H”:	Interim JV Partner Licenses	70
Schedule “I”:	Medicinal Plant Rights (DRC)	71
Schedule “J”:	Memorandum of Understanding	72
Schedule “K”:	Project Equipment	73
Schedule “L”:	Project Facilities	74
Schedule “M”:	Supply Agreement	75
Schedule “N”:	TMIG Agreement	76

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THIS MASTER JOINT-VENTURE AGREEMENT is made as of October 19, 2020 by and between:

ALDO PEDRO FIGUEIRA VIDINHA (“Vidinha”), a private individual resident in the Portuguese Republic.

- And –

INSTADOSE PHARMA CORP. (“IDP Canada”), a company incorporated under laws of British Columbia, Canada with headquarters located at 5500 North Service Road, Suite 301, Burlington, Ontario L7L 6W6

I.	INTRODUCTION

(A)

Vidinha is a resident of the Portuguese Portugal with 10+ years of experience in the pharmaceutical industry in areas such as engineering, validation, GMP compliance, quality assurance and manufacturing.

(B)

IDP Canada is a Canadian company incorporated under the Business Corporations Act (British Columbia) bearing registration number BC1126531. IDP Canada has specific expertise in Medicinal Plant-based EU-GMP oil extraction and processing, financial management, international banking, and the procuring of international supply agreements for the export and sale of Medicinal Plant Derivatives and Cannabinoid Oil.

(C)

Pursuant to the TMIG Agreement, IDP Canada was granted the exclusive third party right to assist TMIG in monetizing the Medicinal Plant Rights granted to TMIG by the Responsible Authorities in the DRC under both the Memorandum of Understanding and the DRC Agreement (the “IDP Canada Monetization Rights”). In doing so, the TMIG Agreement provided IDP Canada with the exclusive right to export all of the Medicinal Plants and/or Medicinal Plant Derivatives grown, processed and/or purchased by TMIG in the DRC for processing into Cannabinoid Oil at IDP Canada- contracted EU-GMP certified Medicinal Plant Derivative extraction, processing, and packaging facilities around the world for subsequent sale throughout IDP Canada’s international buying network.

(D)

IDP Canada and Vidinha have agreed to a plan of joint venture that would see the Parties utilize the IDP Canada Monetization Rights to import Medicinal Plant Derivatives from the DRC and any other country in which TMIG or IDP Canada maintains Medicinal Plant growing operations, joint ventures, supply arrangements, and/or partnerships (collectively, the “Supplying Countries”) into the Portuguese Republic to be sold, or processed into Cannabinoid Oil and sold, for monetary gain in accordance with the terms of this Agreement.

(E)	IDP Canada and Vidinha wish to enter into this Agreement for the purposes of setting forth their mutual understanding with respect to the Project.

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NOW, THEREFORE, for due consideration, the receipt of which is hereby acknowledged, each of the Parties agree as follows:

ARTICLE 1: DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement and its Schedules, the following terms shall, unless inconsistent with the context in which they appear have the following meanings and expressions derived from those terms shall bear corresponding meanings:

(a)	“Agreement” means this Master Joint-Venture Agreement between IDP Canada and Vidinha including the Schedules hereto as amended, extended, replaced and varied from time to time.

(b)

“Annual Financial Forecast” means the annual conservative forecast (the form of which is attached to this Agreement as Schedule “A”) prepared by the Parties in advance of each Project Year setting forth expected Gross Revenue and Project Operating Expenses from the Project for that Project Year.

(c)

“Best Industry Practice” means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from time to time from a skilled and experienced contractor or professional engaged in the same type of undertaking and under the same or similar circumstances and conditions as those envisaged by this Agreement; seeking in good faith to comply with its contractual obligations and all applicable Regulatory Provisions, and upholding the integrity of the Portuguese Republic.

(d)	“Business Day” means a normal business day, excluding weekends and statutory holidays.

(e)

“Cannabinoid Oil” means crude oil, purified oil, and/or distilled oil extracted from Medicinal Plants (such as, but not limited to, CBD) which may be used as an input in the manufacture of pharmaceutical products.

(f)	“CBD” means cannabidiol and “CBD Oil” means cannabidiol oil.

(g)	“Certificate of Analysis” means the document issued by an independent third party laboratory analysing the various Specifications of Project Outputs to be sold to Purchasers under a Supply Agreement.

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(h)	“Change in Control” means any change whatsoever in Control, whether effected directly or indirectly.

(i)

“Confidential information” means any information or know-how in whatever form relating to the business affairs, trade secrets, products, operating techniques, or marketing techniques, methods or processes, suppliers, customers or finances of either of the Parties.

(j)	“Constitution” means the Constitution of the Portuguese Republic.

(k)

“Control” means in relation to any entity, the ability directly or indirectly to direct or cause the direction of the votes attaching to the majority of its issued shares or interests carrying voting rights, or to appoint or remove or cause the appointment or removal of any directors (or equivalent officials) or those of its directors (or equivalent officials) holding the majority of the voting rights on its board of directors (or equivalent body).

(l)

“Corrupt Act” means offering, giving or agreeing to give to any Responsible Authority in the Portuguese Republic or the DRC or to any person employed by or on behalf of said Responsible Authority any gift or consideration of any kind as an inducement or reward: (i) for doing or not doing (or for having done or not having done) any act in relation to the obtaining or performance of the DRC Agreement, TMIG Agreement or any other contract with said Responsible Authority; (ii) for showing or not showing favour or disfavour to any person in relation to the DRC Agreement, TMIG Agreement or any other contract with the Responsible Authority; or (iii) committing any offence: (a) under any law from time to time dealing with bribery, corruption or extortion; (b) under any law creating offences in respect of fraudulent acts; or (c) at common law, in respect of fraudulent acts in relation to the DRC Agreement, TMIG Agreement or any other contract with the Responsible Authority or any other public body; or (d) defrauding or attempting to defraud or conspiring to defraud any Responsible Authority or any other public body.

(m)	“DRC” means The Democratic Republic of the Congo.

(n)	“DRC Agreement” means the joint venture agreement dated January 5, 2019 entered into between the DRC and TMIG and attached to this Agreement as Schedule “B”.

(o)	“Effective Date” means the date of signature of this Agreement by the last signing Party.

(p)

“Emergency” means a condition, situation, or occurrence whereby the security of the Project Facilities is in danger or where bodily injury or death or damage to employees, other personnel, or the Project Assets property located within the Project Facilities is likely to occur.

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(q)

“Environment” means the aggregate of surrounding objects, conditions, and influences that influence the life and habitats of humans or any other organism or collection of organisms, and including all or any of the following media: air (including the air within any building or the air within any other man-made or natural structure above or below ground, water (including inland waters, groundwater and water in drains and sewers), and land.

(r)	“Environmental Laws” means any Laws in respect of the Environment.

(s)	“Existing Legal Framework” means the Constitution and the Laws of the Portuguese Republic, in each case as in effect on the Effective Date.

(t)	“Expiry Date” means the twenty-fice (25) year anniversary of the Effective Date or the twenty-five (25) year anniversary of the commencement of the Extended Term, as applicable.

(u)

“Expropriation” means the condemnation, nationalization, seizure, requisition or expropriation of all or part of the Project Facilities or the IDP Portugal Licenses by any Responsible Authority of the Portuguese Republic.

(v)

“Ex Works” or “EXW” means the shipping arrangement whereby the manufacturer or seller of Project Outputs makes the Project Outputs available to the Purchaser at a specific location. With EXW, the Purchaser is required to pay all transport costs and is responsible for other risks such as loading the Project Outputs onto trucks, transferring them to a ship or plane, and meeting customs regulations.

(w)

“Force Majeure” shall mean any event beyond the reasonable control of either Party, the occurrence of which could not have been reasonably foreseen at the Effective Date, including, but not limited to, war whether declared or not, revolution, riot, insurrection, strikes (including strikes by employees or sub-contractors), civil commotion, invasion, armed conflict, hostile act of a foreign enemy, blockade, embargo, act of terrorism, sabotage, civil disturbance, radiation, biological or chemical contamination, ionizing radiation, explosion, fire, epidemic or pandemic, landslide, lightning, earthquake, volcanic eruption, other natural disaster or calamity of any kind and any other similar event.

(x)

“GACP Guidelines” means the Guideline on Good Agricultural and Collection Practice (GACP) for Starting Materials of Herbal Origin (2006) adopted by the Committee on Herbal Medicinal Products (HMPC) of the European Medicines Agency.

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(y)

“GMP” is a system for ensuring that products are consistently produced and controlled according to quality standards. It is designed to minimize the risks involved in any pharmaceutical production that cannot be eliminated through testing the final product. GMP covers all aspects of production from the starting materials, premises, and equipment to the training and personal hygiene of staff. Detailed written procedures are essential for each process that could affect the quality of the finished product. There must be systems to provide documented proof that correct procedures are consistently followed at each step in the manufacturing process - every time a product is made. EU-GMP certification is an enhancement to the GMP certification above as required for the European Union countries.

(z)	“Gross Revenue” means the tax-free income or revenue received or accruing to IDP Portugal from the Project during the Project Term from the sale of Project Outputs.

(aa)

“IDP Canada Parties” means the officers, directors, staff, employees, contractors, Sub-contractors, agents, guests, visitors, invitees and patrons of the IDP Canada and those of its shareholders or, where the context requires, any one or more of them.

(bb)

“IDP Portugal” means a company to be incorporated in the Portuguese Republic for the purpose of securing the IDP Portugal Licenses and operating the Project. Legal ownership of IDP Portugal shall be held ninety percent (90%) to IDP Canada and ten percent (10%) to Vidinha.

(cc)

“IDP Portugal Facilities” means the EU-GMP certified Medicinal Plant extraction, processing, packaging, and storing facilities to be constructed or purchased in the Portuguese Republic by IDP Portugal, copies of which are to be attached as Schedule “C“ to this Agreement.

(dd)

“IDP Portugal Letter Agreement” means the letter agreement entered into between IDP Canada, AbstractIngredient, LDA and Vidinha dated July 9, 2020, a copy of which is attached as Schedule “D” to this Agreement.

(ee)

“IDP Portugal Licenses” means those commercial licenses and permits in the Portuguese Republic required by IDP Portugal to do one or more of the following: (i) import Medicinal Plants and Medicinal Plant Derivatives into the Portuguese Republic from Supplying Countries, (ii) grow, cultivate, manufacture, process, store, and transport Project Outputs at and from the Project Facilities, and (iii) export Project Outputs from the Portuguese Republic to Purchasers. Copies of applicable IDP Portugal Licenses shall be inserted as Schedule “E” to this Agreement once obtained by IDP Portugal.

(ff)

“IDP Portugal Parties” means the officers, directors, staff, employees, contractors, sub-contractors, agents, guests, visitors, invitees and patrons of IDP Portugal and those of its shareholders or, where the context requires, any one or more of them.

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(gg)	“IFRS” means the International Financial Reporting Standards as set by the International Accounting Standards Board, having its offices at 30 Cannon Street, London, EC4M 6XH, England.

(hh)	“Imported Derivatives” means Medicinal Plant Derivatives that have been imported from the Supplying Countries into the Portuguese Republic by the Parties under the Project.

(ii)	“Interim JV Partner” means Lecifarma-Laboratório Farmacêutico, LDA.

(jj)

“Interim JV Partner Commission” means a two-percent (2%) cash commission on Gross Revenues generated and received under the Project utilizing the Interim JV Partner Licenses and/or the Interim JV Partner Facilities.

(kk)	“Interim JV Agreement” means the joint venture agreement entered into between IDP Canada and the Interim JV Partner, a copy of which is attached to this Agreement as Schedule “F”.

(ll)

“Interim JV Partner Facilities” means the Interim JV Partner’s EU-GMP certified Medicinal Plant extraction, processing, and packaging facilities located in the Portuguese Republic, the architectural/engineering drawings of which are to be inserted as Schedule “G” to this Agreement.

(mm)

“Interim JV Partner Licenses” means those commercial licenses and permits in the Portuguese Republic required by the Interim JV Partner to do any or all of the following: (i) import Medicinal Plants and Medicinal Plant Derivatives into the Portuguese Republic from Supplying Countries, (ii) grow, cultivate, manufacture, process, store, and transport Project Outputs at and from the Interim JV Partner Facilities, and (iii) export Project Outputs from the Portuguese Republic to Purchasers. Copies of the Third Party Licenses are attached as Schedule “H” to this Agreement.

(nn)

“Laws” means the common law, Legislation, and all judicial decisions and any notifications or other similar directives made pursuant thereto that have the force of law, issued by any executive, legislative, judicial or administrative entity in the Portuguese Republic where the Project and Project Facilities are located.

(oo)

“Legislation” means all applicable statutes, statutory instruments, by- laws, regulations, orders, rules, executive orders, treaties, directives, and codes of practice having the force of law in the Portuguese Republic.

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(pp)	“Loss” or “Losses” means losses, damages, liabilities, claims, actions, proceedings, demands, costs, charges, or expenses of any nature.

(qq)

“Medicinal Plant Derivatives” means predominantly dried cannabis and hemp flower, cannabis and hemp biomass, and other related pharmaceutical derivatives all of which are produced from Medicinal Plants.

(rr)	“Medicinal Plant Origination Fee” means:

(i) with respect to the sale of Imported Derivatives as a Project Output, ten percent (10%) of the purchase price paid by the Purchaser per kilogram of Imported Derivatives under the Project.

(ii)

with respect to the sale of Cannabinoid Oil as a Project Output produced utilizing Imported Derivatives, ten percent (10%) of the purchase price paid by the Purchaser per litre of Cannabinoid Oil under the Project.

(iii)

payment of the Medicinal Plant Origination Fee shall be paid by Instadose Pharma to the Supplying Country Rights Holder out of those Gross Revenues generated from the sale of said Imported Derivatives or Cannabinoid Oil produced utilizing Imported Derivatives.

(ss)

“Medicinal Plant Rights” means the right and license to grow, transport, store, process, package, and purchase Medicinal Plants and Medicinal Plant Derivatives for international export and sale, copies of which are attached as Schedule “I” to this Agreement.

(tt)	“Medicinal Plants” means plants, including, but not limited to, medicinal cannabis, whose oils and other derivatives when extracted from them, can serve as inputs to pharmaceutical production.

(uu)

“Memorandum of Understanding” means the memorandum of understanding dated October 26, 2018 entered into between the Responsible Authorities in the DRC and TMIG providing TMIG with the Medicinal Plant Rights, a copy of which is attached in Schedule “J”.

(vv)

“Vidinha Parties” the officers, directors, staff, employees, contractors (including Vidinha), Sub-contractors, agents, guests, visitors, invitees and patrons of Vidinha (including, but not limited to, Vidinha) and those of its shareholders or, where the context requires, any one or more of them.

(ww)

“Minimum Import Quota” means the minimum number of kilograms of Medicinal Plant Derivatives to be imported from the Supplying Countries to the Project Facilities on a per quarter basis by the Parties throughout each Project Year.

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(xx)	“Minimum Sale Price” means the minimum sale price for Project Outputs to be sold by the Parties to Purchasers under any new Supply Agreement.

(yy)	“Net Profit” represents the sales dollars remaining after all Project Operating Expenses have been deducted from Gross Revenue.

(zz)	“Party” means any one of Vidinha or IDP Canada, as the case may be, “Parties” means both Vidinha and IDP Canada.

(aaa)	“Person” means any individual, partnership, corporation, company, business organization trust, governmental agency or other entity.

(bbb)

“Political Event” means (i) any change (whether by the introduction, modification or application of any Laws) in the Existing Legal Framework other than in accordance with this Agreement or with the prior written consent of the IDP Canada, which change uniquely and materially affects the cannabis and cannabinoid oil sector in the Portuguese Republic, (ii) any Expropriation, (iii) any revocation or other withdrawal of any Relevant Consent other than in accordance with the terms of this Agreement or in accordance with the Existing Legal Framework, (iv) any failure of any Responsible Authority to grant, maintain, renew, or accept, any Relevant Consent other than in accordance with the Existing Legal Framework or in a manner consistent with any Relevant Consent or agreement relating thereto, in each case which materially and adversely changes the legal, economic, or commercial position of IDP Canada or the Project from what it was on the Effective Date or from what it is or what it would have been but for such action or failure to act.

(ccc)	“Portugal-Grown Medicinal Plant Derivatives” means Medicinal Plant Derivatives derived from Medicinal Plants grown and harvested at any of the Project Facilities;

(ddd)	“Portuguese Republic” means the country of Portugal.

(eee)	“Project” means the project referred to in Article 5.2 of this Agreement.

(fff)	“Project Assets” means collectively, the Project Equipment and the Project Facilities.

(ggg)

“Project Equipment” means that EU-GMP certified extraction, processing, and packaging equipment set forth in Schedule “K” to this Agreement to be delivered to and used at any of the Project Facilities for the purpose of producing and packaging Project Outputs.

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(hhh)	“Project Facilities” means the IDP Portugal Facilities, the Interim JV Partner Facilities, and any Third Party Storage Facilities, the approximate locations of which are provided for in Schedule “L”.

(iii)

“Project Import Taxes” means all Taxes, duties, value-added, consumption, sales, use, excise, transfer, registration sharges, gross receipt, turnover or stamp, customs duties, countervail, anti-dumping special import measures, and all import and export taxes to be imposed, collected or established by any Responsible Authority of the Portuguese Republic.

(jjj)	“Project Insurance Policies” means any of:

(i)	property and casualty insurance;

(ii)	public liability and third party insurance;

(iii)	insurance covering Project Asset breakdown;

(iv)	business interruption insurance;

(v)	insurance against the risk of fire, lightning, explosion, storm, flood, earthquake, riots (including political risks), strikes, and malicious damage;

(vi)	completion guarantee insurance;

(vii)	performance bond insurance; and

(viii)	buyer non-payment insurance.

(kkk)

“Project Operating Expenses” include, but are not limited to, the following Project operating expenses (payable by IDP Canada on behalf of the Project out of Gross Revenue deposited into the IDP Portugal Project Bank Account):

(i)	all costs required to operate, manage, and maintain the IDP Portugal Licenses and Project Facilities;

(ii)	all costs required to import Imported Derivatives from the Supplying Countries into the Portuguese Republic;

(iii)	all costs associated with preparing Project Outputs for sale to Purchasers under the Project;

(iv)	all costs associated with the hiring and training of all employees and personnel required to operate the Project and the Project Facilities;

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(v)	all Project Wages;

(vi)	if applicable, the Interim JV Partner Commission;

(vii)	if applicable, Project Import Taxes;

(viii)	if applicable, the Medicinal Plant Origination Fee;

(ix)	all applicable Tax (excluding IDP Portugal corporate income tax for the purposes of calculating Project Operating Expenses);

(x)	all costs associated with establishing and operating the Industry Collaboration Opportunity;

(xi)	all costs associated with the employment of that number of security guards, police officers, and/or medical personnel at the Project Facilities as agreed upon between the Parties; and

(xii)	those other costs and expenses agreed upon between the Parties.

(lll)

“Project Outputs” means Imported Derivatives, Portugal-Grown Medicinal Plant Derivatives, and Cannabinoid Oil (including, but not limited to, CBD) processed and sold from the Portuguese Republic under the Project.

(mmm)	“Project Set-up Costs” means:

(i)	all costs associated with applying for and securing the IDP Portugal Licenses;

(ii)

all costs associated with purchasing the IDP Portugal Facilities or, if applicable, all construction costs attributable to the IDP Portugal Facilities in accordance with an agreed upon budget and timeline for the advancement of funds; and

(iii)	all costs associated with the purchase, delivery, and installation of all Project Equipment to the Project Facilities.

(nnn)	“Project Term” means the period from the Effective Date to the Expiry Date or the Termination Date, whichever comes first.

(ooo)	“Project Year” means each twelve (12) consecutive months, commencing on the Effective Date and thereafter commencing on every twelve-month anniversary of the Effective Date.

(ppp)	“Purchase Orders” means those requests for Project Outputs from Purchasers under a Supply Agreement.

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(qqq)

“Purchase Price” means the price to be paid by a Purchaser under a Supply Agreement per: (i) kilogram (kg) of Medicinal Plant Derivatives and/or Portugal-Grown Medicinal Plant Derivatives, or (ii) litre (L) of Cannabinoid Oil.

(rrr)	“Purchasers” means any local and international purchasers of Project Outputs under the Project.

(sss)

“Qualified Person” means the Person at the Project Facilities responsible for: (a) certifying that the Project Outputs meet the Specifications set forth in the applicable Supply Agreement and Purchase Order, and (b) releasing the Project Outputs for sale to the Purchaser.

(ttt)

“Regulatory Provisions” means the guidelines for companies operating within the Portuguese Republic and the prevailing laws, regulations, ordinances, policy directives and standards of the Portuguese Republic and any Responsible Authority which in any way affects or applies to the conducting of the Project and/or this Agreement from time to time.

(uuu)

“Relevant Consents” means all consents, permits, clearances, authorizations, approvals, rulings, exemptions, registrations, filings, decisions, licenses, certificates required to be issued by or made with any Responsible Authority in connection with either Party’s performance obligations under this Agreement.

(vvv)

“Responsible Authority” means legislature, any agency, local institution, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) having jurisdiction over any or all of the Parties or the subject matter of this Agreement.

(www)	“Schedules” means the schedules to this Agreement, as amended, replaced and varied from time to time.

(xxx)

“SOPs” means IDP Canada’s standard operating procedures for (i) Medicinal Plant cultivation, collection, and processing, and (ii) Medicinal Plant Derivative and Cannabinoid Oil processing, packaging, and transport, all of which are aimed at achieving efficiency, quality output and uniformity of performance, while reducing miscommunication and failure to comply with industry regulations.

(yyy)

“Specification” means the agreed upon guidelines set forth in a Supply Agreement and/or Purchase Order of the physical and chemical composition of the Project Outputs to be purchased by Purchasers under a Supply Agreement.

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(zzz)	“Sub-contractors” means any sub-contractor of IDP Canada or Vidinha and a third party, who has contracted directly with IDP Canada or Vidinha in respect of the Project.

(aaaa)	“Supply Agreement” means a purchase agreement from local and/or international purchasers for Project Outputs, a model template of which is attached as Schedule “M” to this Agreement.

(bbbb)	“Supplying Countries” means the DRC and any other country in which TMIG or IDP Canada maintains Medicinal Plant growing operations, joint ventures, supply arrangements, and/or partnerships.

(cccc)	“Supplying Country Rights Holder” means the party or parties holding Medicinal Plant Rights in the Supplying Countries.

(dddd)

“Tax” means any national, local and/or other net income, gross income, gross receipts, sales, transfer franchise, profits, license, lease, service, service use, value added, withholding, payroll, employment, social benefit contribution, pension and health contribution, excise, severance, stamp, documentary, occupation, premium, property or windfall profits tax, or any other taxes, levies, fees (including documentation, license, and registry fees), assessments, or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts with respect thereto, as imposed, collected or established by any Responsible Authority of the Portuguese Republic.

(eeee)	“Termination Date” means any date of early termination of this Agreement, in accordance with its terms.

(ffff)	“Third Party Storage Facilities” means any third party warehousing and storage facilities located in the Portuguese Republic utilized for the purpose of receiving and storing Project Outputs.

(gggg)	“TMIG” means The Maye International Group S.A.R.L., a company incorporated under Congolese law and registered with the RCCM under No. CD/KNG/RCCM/18-B-01367, NAT. ID. 01-000-N37020C C, with headquarters located at No. 4760, avenue de la Gombe, Commune de la Gombe, City of Kinshasa in the DRC.

(hhhh)

“TMIG Agreement” means the joint venture agreement dated February 11, 2019 entered into between IDP Canada and TMIG pursuant to which TMIG appointed IDP Canada as TMIG’s exclusive international joint venture partner for monetizing the Medicinal Plants Rights granted to TMIG by the Responsible Authorities in the DRC. A copy of the TMIG Agreement is attached as Schedule “N” to this Agreement.

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1.2	Interpretations

This Agreement shall be interpreted according to the following provisions, unless the context requires otherwise:

(a)

references to the provisions of any law shall include such provisions as amended, re-enacted or consolidated from time to time in so far as such amendment, re-enactment or consolidation applies or is capable of applying to any transaction entered into under this Agreement;

	(b)	references to “Parties” shall include the Parties’ respective successors-in- title and, if permitted in this Agreement, their respective cessionaries and assignees;

(c)

references to a “person” shall include an individual, firm, company, corporation, juristic person, Responsible Authority, and any trust, organisation, association or partnership, whether or not having separate legal personality;

(d)

references to any “Responsible Authority” or any public or professional organisation shall include a reference to any of its successors or any organisation or entity, which takes over its functions or responsibilities;

	(e)	the headings of Articles, sub-Articles and Schedule are included for convenience only and shall not affect the interpretation of this Agreement;

	(f)	the Schedules to this Agreement are an integral part of this Agreement and references to this Agreement shall include the Schedules;

(g)

the Parties acknowledge that each of them has had the opportunity to take legal advice concerning this Agreement, and agree that no provision or word used in this Agreement shall be interpreted to the disadvantage of either Party because that Party was responsible for or participated in the preparation or drafting of this Agreement or any part of it;

	(h)	words importing the singular number shall include the plural and vice versa, and words importing either gender shall include both genders;

	(i)	references to this “Agreement” shall include this Agreement and its Schedules as amended, varied, novated or substituted in writing from time to time;

(j)

references to any other contract or document shall include (subject to all approvals required to be given pursuant to this Agreement for any amendment or variation to or novation or substitution of such contract or document) a reference to that contract or document as amended, varied, novated or substituted from time to time;

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(k)

general words preceded or followed by words such as “other” or “including” or “particularly” shall not be given a restrictive meaning because they are preceded or followed by particular examples intended to fall within the meaning of the general words; and

(l)

when a number of days is prescribed in this Agreement, such number shall be calculated including the first and excluding the last day, unless the last day falls on a day that is not a Business Day, in which case, the last day shall be the first succeeding day which is a Business Day.

ARTICLE 2: THE INTERIM JV AGREEMENT

2.1	Definitions

For the purposes of this Article 2 only, the following terms have the respective meanings:

(a)	“Gross Revenue” means the income or revenue generated from the sale of Project Outputs under the Project albeit utilizing the Interim JV Partner Licenses and/or the Interim JV Partner Facilities; and

(b)	“Interim JV Partner Commission” means two percent (2.0%) of Gross Revenue as defined above in Article 2.1(a).

2.2	Acknowledgements

The Parties hereby agree and acknowledge as follows:

(a)	IDP Canada and the Interim JV Partner either are or will soon be party to the Interim JV Agreement;

(b)

The purpose of the Interim JV Agreement is to enable IDP Canada to immediately commence the Project albeit utilizing the Interim JV Partner Licenses and/or the Interim JV Partner Facilities until such time as the IDP Portugal Licenses are in place and the IDP Portugal Facilities have been completed and become operational;

(c)

IDP Canada shall be responsible for paying the Interim JV Partner Commission to the Interim JV Partner so long as IDP Canada continues to utilize the Interim JV Partner Licenses and/or the Interim JV Partner Facilities in connection with the Project;

(d)

In addition to completing payment of the Interim JV Partner Commission set forth in Article 2.2(c) above, IDP Canada shall also be responsible under the Project for paying Vidinha’s Net Profit Share to Vidinha; and

(e)

This Agreement shall supersede and replace the Interim JV Agreement in full as it relates to the Project effective the later of (i) the date the IDP Portugal Licenses are received, and (ii) the date the IDP Portugal Facilities become operational.

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ARTICLE 3: STATUS OF THIS AGREEMENT

3.1	Binding Agreement

Each Party hereto hereby represents and warrants that on and after the Effective Date this Agreement is legally valid and binding upon it.

3.2	Binding Obligations

This Agreement imposes binding obligations upon the Parties and sets out the terms on which the Parties may operate, manage, and maintain the Project.

ARTICLE 4: PROJECT TERM

4.1	Initial Term

This Project Term shall be for a period of twenty-five (25) years commencing the Effective Date (the “Initial Term”).

4.2	Extended Term

If no event which, with prior notice and/or lapse of time, shall permit either Party to terminate this Agreement shall have occurred and be continuing at the Expiry Date, the Project Term may be extended for one additional Initial Term upon the same terms and conditions herein or as otherwise may be agreed between the Parties (the “Extended Term”).

ARTICLE 5: THE PROJECT

5.1	Approval

The Parties hereby confirm, authorize, and approve, the Project.

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5.2	Scope

The Parties agree to work together under the Project to do the following:

(a)	incorporate IDP Portugal to operate the Project;

(b)	apply for, obtain, and maintain the IDP Portugal Licenses;

(c)	construct or purchase and operate the IDP Portugal Facilities;

(d)	import Imported Derivatives to any of the Project Facilities;

(e)	if required, or upon the Parties agreeing to do so, grow and harvest Medicinal Plants at the Project Facilities;

(f)	process Imported Derivatives and Portugal-Grown Medicinal Plant Derivatives into Cannabinoid Oil at the Project Facilities;

(g)	package and store Project Outputs at any of the Project Facilities;

(h)	sell and export Project Outputs to Purchasers; and

(i)	execute upon the Industry Collaboration Opportunity.

((a)	through (i) shall collectively hereinafter be referred to as the “Project”)

5.3	Industry Collaboration Opportunity

The Parties acknowledge that they are strongly committed to working with both existing and new medicinal cannabis industry participants (each, an “Industry Participant”) in the Portuguese Republic in an effort to help spur industry growth throughout the country (the “Industry Collaboration Opportunity”). On this basis, the Parties jointly acknowledge their intention to utilize the IDP Portugal Licenses to do the following:

(a)	establish a storage bank for Medicinal Plant Derivatives to be sold to Industry Participants at discounted market rates;

(b)	supply Project Equipment (and requisite training) to Industry Participants who wish to generate revenues by producing Cannabinoid Oil on behalf of the Project; and

(c)	work with Responsible Authorities to establish the Portuguese Republic as the industry leader in the European Union.

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5.4	Exclusivity

It is agreed by the Parties that during the Project Term:

(a)	IDP Canada shall have the exclusive right to provide Medicinal Plant Derivatives and Project Equipment to the Project;

(b)	all Cannabinoid Oil sold under the Project shall be produced utilizing the Project Equipment;

(c)

IDP Portugal shall not sell, assign, or otherwise transfer (whether for consideration or not) any of IDP Canada’s or IDP Portugal’s rights under this Agreement to any other Person, except in accordance with the provisions of this Agreement;

(d)

other than IDP Canada’s existing operations in The Republic of North Macedonia, this Project shall be the only other Project undertaken by IDP Canada in the European Union throughout the Project Term; and

(e)

notwithstanding Article 5.4(d) above, nothing in this Agreement shall prevent IDP Canada from establishing other projects like the Project outside of the European Union for the purpose of manufacturing or selling Project Outputs.

5.5	Right and License

Throughout the Project Term, IDP Canada hereby grants to IDP Portugal, and IDP Portugal hereby accepts from IDP Canada, a non-exclusive, non-transferable, fully paid-up, royalty-free right and license to use the name “INSTADOSE PHARMA” solely and exclusively as an element of IDP Portugal’s own company name and in connection with the business of IDP Portugal as it relates directly to the Project.

ARTICLE 6: PROJECT EQUIPMENT

6.1	Ownership

The Parties acknowledge and agree that IDP Portugal shall retain, good and valid title to the Project Equipment and that neither Party shall have title to, or an ownership interest therein. All Project Equipment shall be added to and set forth in “Schedule J”.

ARTICLE 7: PROJECT FACILITIES

7.1	Ownership

The Parties acknowledge and agree that IDP Portugal shall retain, good and valid title to the IDP Portugal Facilities and that neither Party shall have title to, or an ownership interest therein.

7.2	Location

The respective locations of the Project Facilities are set forth in “Schedule “L”.

7.3	Access

With effect from the Effective Date, Vidinha shall use all reasonable endeavours to ensure for the duration of the Project Term that IDP Canada and pre-approved IDP Canada Parties have such continuous and undisturned access to the IDP Portugal Facilities as is required by IDP Canada and pre-approved IDP Canada Parties to carry out the Project therein, but subject always to the provisions of this Agreement.

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7.4	Signage

The IDP Portugal Facilities shall bear IDP Canada signage. The Parties agree to install all Project Facility signage prior to the first delivery of Imported Derivatives to any of the Project Facilities.

ARTICLE 8: MPORTATION OF MEDICINAL PLANT DERIVATIVES

8.1	Use of the IDP Portugal Licenses

(a)	Vidinha shall work with IDP Canada to co-ordinate the import of Medicinal Plant Derivatives into the Portuguese Republic utilizing the IDP Portugal Licenses.

(b)	With each importation of Medicinal Plant Derivatives into the Portuguese Republic:

(i)	IDP Canada shall provide IDP Portugal with each of the following with respect to the Medicinal Plant Derivatives to be imported:

(1)	a Certificate of Analysis for the Medicinal Plant Derivatives;

(2)	information pertaining to the Supplying Country Rights Holder in the Supplying Country from where the Medicinal Plant Derivatives are exported (name, address, license number, etc.);

(3)	information pertaining to any applicable customs broker in the Supplying Country from where the Medicinal Plant Derivatives are being exported (name, address, license number, etc.);

(4)	GACP Guidelines compliance license or declaration by the Responsible Authority in the Supplying Country as to Supplying Country Rights Holder compliance with the GACP Guidelines;

(5)	A description of the Medicinal Plant Derivatives to be imported; and

(6)	The active ingredient content of cannabinoids in the Medicinal Plant Derivatives as to percentages and number of grams.

((1) through (6) shall hereinafter collectively be referred to as the “Required Import Documentation”)

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(ii)

utilizing the Certificate of Analysis, IDP Portugal shall submit an application to the appropriate Regulatory Authorities to obtain a permit to import the Medicinal Plant Derivatives (the “Import Permit”);

(iii)

upon receipt of the Import Permit, IDP Portugal shall deliver the Import Permit to IDP Canada. IDP Canada shall utilize the Import Permit to secure an export permit for the Medicinal Plant Derivatives (the “Export Permit”) from the applicable Supplying Country; and

(iv)	upon receipt of the Import Permit and Export Permit, IDP Portugal and IDP Canada shall work together to co-ordinate the transport and receipt of Medicinal Plant Derivatives.

8.2	Payment of Project Import Taxes

Imported Derivatives may be subject to a Project Import Tax upon arrival in the Portuguese Republic. Unless paid for by a Purchaser under the terms of an applicable Supply Agreement, IDP Portugal shall be responsible for completing payment of any Project Import Taxes.

8.3	Release and Inspection of Imported Derivatives

(a)

Following payment of the Project Import Taxes, IDP Portugal shall co- ordinate the release of the Imported Derivatives from customs to be received by them in “quarantine” at the Project Facilities in accordance with IDP Portugal’s applicable procedures for materials reception.

(b)

Once received at the Project Facilities, the Imported Derivatives shall be sampled and analyzed by IDP Portugal (or by a third party independent laboratory (the “Third Party Inspector”) pre-approved by the Parties) for the purpose of confirming compliance with the Imported Derivatives’ already accompanying Certificate of Analysis (the “Initial Import Inspection”).

(c)	Results from the Initial Import Inspection shall be documented or received by IDP Portugal in the form of an analytical testing report (the “Analytical Testing Report”).

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8.4	Minimum Import Quota

(a)

Commencing thirty (30) days following occupancy by the Parties of the IDP Portugal Facilities, the Parties collectively commit to utilizing their best commercial efforts to secure Supply Agreements requiring in the aggregate the import of Imported Derivatives (for subsequent sale as Project Outputs) equal to no less than the following Minimum Import Quota on a per financial quarter basis each Project Year throughout the Project Term:

	Year 1 (kg)	Year 2 (kg)	Year 3 (kg)	Year 4 (kg)	Year 5+ (kg)
Per Quarter	300,000	450,000	600,000	750,000	900,000+
Per Project Year	1,200,000	1,800,000	2,400,000+	3,000,000+	3,600,000+

(b)

Until such time as the Minimum Import Quota is satisfied each Quarter, the Parties agree that absent the written consent of IDP Canada, only Imported Derivatives shall be used in fulfilling all Supply Agreements.

8.5	Medicinal Plant Origination Fee

(a)	All Imported Derivatives from the Supplying Countries to any of the Project Facilities under the Project shall be subjected to the Medicinal Plant Origination Fee.

(b)

For purposes of clarity, it is hereby understood that the requirement under the Project to pay Medicinal Plant Origination Fees shall only exist when Imported Derivatives have been used in creating the Project Outputs.

ARTICLE 9: PURCHASE AND SALE OF PROJECT OUTPUTS

9.1	Minimum Sale Price of Project Outputs

The Parties agree to establish and adhere to the Minimum Sale Price for Project Outputs effective the commencement of each new Project Year throughout the Project Term.

9.2	Execution of Supply Agreements

The Purchase and sale of Project Outputs shall be governed by the terms of the Supply Agreement entered into between IDP Portugal and the Purchaser. A model template Supply Agreement is attached as Schedule “L” to this Agreement. The Supply Agreement contains, among other things:

(a)	the Specifications for the Project Outputs to be purchased;

(b)	the requirement that all Imported Derivatives supplied by a Supplying Country Rights Holder to IDP Portugal be FOB Portugal;

(c)	the agreed upon price per kilogram or litre of Project Outputs to be purchased by the Purchaser; and

(d)	all protocals governing the purchasing, sampling, approval, release, and pick-up of the Project Outputs.

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9.3	Project Output Sample Requests

(a)

Following the execution of a Supply Agreement, a Purchaser shall be permitted to request a Project Output sample (the “Output Sample”) in the quantities specified by the Purchaser in the Output Sample request that meets the applicable Specifications. IDP Portugal shall be required to provide the said Purchaser with a Certificate of Analysis for each Output Sample.

(b)

Upon receipt of the Output Sample, a Purchaser shall undertake an assessment to determine whether the Output Sample complies with the applicable Specifications, including any tests that the Purchaser requires.

(c)

If an Output Sample does not meet the Specifications in any way, IDP Portugal shall provide another Output Sample which meets the Specifications for the Purchaser to re-assess. The process of resubmitting Output Samples shall repeat until all non-conformance to the Specifications have been remedied by IDP Portugal or approved by a Purchaser in writing, or a Purchaser, in its sole discretion, ends the process.

(d)

Once a Purchaser is satisfied that the Output Sample meets the Specifications, it will provide written notice to IDP Portugal (a “Output Approval Notice”). If a Purchaser subsequently issues a Purchase Order to IDP Portugal for Project Outputs in respect of which it has not provided an Output Approval Notice, it shall be deemed to have issued the Output Approval Notice.

9.4	Delivery of Volume Forecasts

(a)

Upon completion of the process set out in Article 9.3 above, a Purchaser shall provide IDP Portugal with a twelve (12) month rolling forecast of the volume of any Project Outputs it is projected to need and to purchase, in each month of such twelve (12) month period, which forecast shall be updated by the Purchaser every month and delivered to IDP Portugal no later than the fifth (5th) Business Day of each month (each, a “Volume Forecast”).

(b)

IDP Portugal will notify a Purchaser in writing within five (5) Business Days of receipt of a Volume Forecast if it is unable to supply any of the Project Outputs to a Purchaser as set out in a Volume Forecast, which notice (an “Unfulfilled Product Volume Notice”) shall specify which volume of Project Outputs it shall not be able to supply (“Unfulfilled Product Volume”) and the Volume Forecast shall be deemed amended accordingly to deduct the Unfulfilled Product Volume from the Volume Forecast.

	(c)	A Purchaser shall be permitted to source Project Outputs required by a Purchaser from a third party, including to satisfy Unfulfilled Product Volume.

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9.5	Placement of Purchase Orders

Project Outputs will be ordered by Purchasers under a Supply Agreement by the issuance of Purchase Orders which shall specify:

(i)	the Project Output to be purchased;

(ii)	the quantity of Project Outputs to be purchased;

(iii)	the requested completion dates (each, a “Project Output Completion Date”) for those Project Outputs;

(iv)	the pick-up location for the Project Outputs (the “Pick-up Location”); and

(v)	such information agreed by the Parties as is required.

9.6	Payment Terms and Invoicing

(a)

Payment in full for all Project Outputs must be made in Euros immediately prior to any Project Outputs being made available to a Purchaser at the Pick- up Location. The aggregate Purchase Price of Project Outputs under an approved Purchase Order shall be specified in each Purchase Order, as adjusted on the relevant final invoice, and will be paid by a Purchaser as follows:

	(i)	10% - 30% of the Purchase Price (the “Deposit”) set out on the Purchase Order shall be paid at the time the Purchase Order is confirmed accepted by IDP Portugal (an “Approved Purchase Order”); and

(ii)

the full amount of the relevant invoice (tied to the Approved Purchase Order) less the amount paid under (i) above (the “Purchase Price Balance”) shall be paid immediately prior to the Project Outputs being made available to a Purchaser at the Pick-up Location.

(b)

Invoicing for Project Outputs to be supplied to Purchasers in connection with an Approved Purchase Order shall be completed by IDP Portugal (each, an “IDP Portugal Invoice”) and shall contain the following:

	(i)	the amount of any Deposit or Purchase Price Balance (as the case may be) due and owing by the Purchaser for the Project Outputs;

	(ii)	the applicable method and relevant terms of payment for all Project Outputs; and

(iii)

wire instructions for IDP Portugal’s bank account in the Portuguese Republic where the Deposit and/or Purchase Price Balance is to be deposited by the Purchaser (the “IDP Portugal Project Bank Account”).

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(c)

For each IDP Portugal Invoice delivered to a Purchaser for Project Outputs not containing Portugal-Grown Medicinal Plant Derivatives, IDP Canada shall provide IDP Portugal with an invoice for the full amount of the Medicinal Plant Importation Fee (the “Medicinal Plant Importation Invoice”).

9.7	Project Output Manufacturing

IDP Portugal shall manufacture the Project Outputs at the applicable Project Facilities. No Project Outputs under any Approved Purchase Order shall be made until such time as the Deposit has been paid by the Purchaser.

9.8	Project Output Testing

(a) IDP Portugal shall engage the services of a third party independent laboratory for the purpose of obtaining a Certificate of Analysis for all Project Outputs.

(b)

Prior to the Project Output Completion Date, IDP Portugal shall inspect the Project Outputs and conduct such tests described in the Specifications (and any other tests that IDP Portugal determines, in in its discretion, are prudent) for compliance with the applicable Specifications, and to the extent not inconsistent with the requirements set out in the Specifications, consistent with the same practices and procedures used by IDP Portugal in its own operations. All Project Outputs shall be approved by IDP Portugal’s Qualified Person prior to the Project Output Completion Date and IDP Portugal shall provide the Certificate of Analysis the Purchaser.

(c)

IDP Portugal shall provide to the Purchaser, prior to the Project Output Completion Date, certificates of manufacture and batch records, certificates of compliance showing the lot or batch in question of the Project Outputs meets the Specifications.

(d)

IDP Portugal will also provide to the Purchaser, delivered to the location specified by the Purchaser in writing, a Project Output sample from the beginning, the middle and the end of each production run.

9.9	Storage and Legal Ownership of Project Outputs

(a)

IDP Portugal shall store the Project Outputs at the Project Facilities in accordance with the Specifications and applicable Laws, consistent with the same practices and procedures used by IDP Portugal in its own operations and in respect of its other supplier relationships.

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(b)

Title and all liability for loss or damage to all Imported Derivatives and Cannabinoid Oil processed from Imported Derivatives shall pass from IDP Portugal (in trust for the Supplying Country Rights Holder) to the Purchaser when said Project Outputs are made available by IDP Portugal for loading by the Purchaser at the Pick-up Location or as otherwise set forth in an applicable Supply Agreement or Approved Purchase Order.

(c)

Title and all liability for loss and damage to all Portugal-Grown Medicinal Plant Derivatives and Cannabinoid Oil processed from Portugal-Grown Medicinal Plant Derivatives shall pass from IDP Portugal to the Purchaser when said Project Outputs are made available by IDP Portugal for loading by the Purchaser at the Pick-up Location or as otherwise set forth in an applicable Supply Agreement or Approved Purchase Order.

9.10	Final Release of Project Outputs to Purchaser

Following payment by a Purchaser of its applicable Purchase Price Balance, and conditional upon IDP Portugal compliance with all internal reception, production, and testing procedures, IDP Portugal shall cause its Qualified Person to certify the Project Outputs for pending release to the Purchaser Ex Works at the Pick-up Location (unless otherwise agreed to in the applicable Supply Agreement or Approved Purchase Order). Prior to doing so, the Qualified Person shall revise all batch documentation including the batch production record as well as all analytical testing results.

ARTICLE 10: FINANCIAL GAINS FROM THE PROJECT

10.1	Annual Financial Forecast

(a)

The Annual Financial Forecast will be prepared by the Parties in advance of each Project Year throughout the Project Term. A sample Annual Financial Forecast is attached as Schedule “A” to this Agreement for reference purposes only.

(b)	The sample Annual Financial Forecast provides:

	(i)	an accurate, but not necessarily exhaustive, description of all Project Operating Expenses to be incurred by IDP Portugal in carrying out the Project (“Forecasted Project Operating Expenses”); and

	(ii)	an example of how Gross Revenue and Net Profit Share shall be calculated when determining payment of the Net Profit Share to the Parties.

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10.2	Payment of Project Operating Expenses

With respect to Project Operating Expenses, the Parties agree as follows:

(a)

Instadose Pharma shall advance to IDP Portugal the payment of funds necessary to satisfy the first twelve (12) months of Forecasted Project Operating Expenses as set forth in the Annual Financial Forecast (the “Initial Operating Expense Advance”).

(b)

Following payment by IDP Canada of the Initial Operating Expense Advance, Project Operating Expenses shall be paid by IDP Portugal out of the Gross Revenues generated by IDP Portugal under the Project.

(c)

The IDP Portugal Bank Account shall at all times maintain available funds necessary to satisfy no less than six (6) months worth of upcoming Forecasted Project Operating Expenses. IDP Canada shall be responsible for funding any Project Operating Expense shortfalls on an ongoing basis (“Project Runway Shortfalls”).

(d)

IDP Portugal shall provide to IDP Canada on the last Business Day of each Project Month an expense report (with original receipts) (the “Project Month Expense Report”) setting forth actual Project Operating Expenses (“Actual Project Operating Expenses”) incurred by IDP Portugal with respect to the previous Project Month.

(e)

In the event Actual Project Operating Expenses exceed Forecasted Project Operating Expenses with respect to any Project Month (the “Project Operating Expense Shortfall”), IDP Portugal shall include in its Project Month Expense Report to IDP Canada an explanation for the Project Operating Expense Shortfall.

(f)

In the event Forecasted Project Operating Expenses exceed Actual Project Operating Expenses during any given Project Month as set forth in any Project Month Expense Report (a “Project Operating Expense Overpayment”), IDP Portugal shall include in its Project Month Expense Report to IDP Canada an explanation for the Project Operating Expense Overpayment.

(g) The Parties agree that they shall review and/or adjust Forecasted Project Operating Expenses on a quarterly basis throughout each Project Year.

10.3	Gross Revenue

Gross Revenue generated under the Project shall be in Euros.

10.4	Net Profit Share

Net Profit generated by IDP Portugal from the Project shall be split ninety percent (95%) to IDP Canada and five percent (5%) to Vidinha (the “Net Profit Share”).

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10.5	Payment of the Net Profit Share

IDP Portugal shall complete payment of each Party’s Net Profit Share as follows:

(a)	Within fifteen (15) Business Days following receipt by IDP Portugal of its quarterly Financial Statements, percent (75%) of each Party’s Net Profit Share for the most recent financial quarter; and

(b)	within thirty (30) Business Days following receipt by IDP Portugal of it’s year- end audited Financial Statements, the balance of each Party’s Net Profit Share for the preceding Project Year.

(the date of each payment of Net Profit Share set forth in (a) and (b) above shall each be referred to as a “Net Profit Share Payment Date”).

10.6	Invoicing of Net Profit Share

On or about each Net Profit Share Payment Date, IDP Canada and Vidinha shall provide to IDP Portugal its invoice for the applicable amount of its Net Profit Share.

10.7	Method of Payment

All payments of the Net Profit Share required to be made pursuant to this Article 10 shall be made by wire transfer to the Central Bank of the Portuguese Republic or as otherwise directed by the Parties in writing.

ARTICLE 11: UNDERTAKINGS & RESPONSIBILITIES OF VIDINHA

Vidinha undertakes to IDP Canada that it shall be responsible for overseeing the following matters in connection with the Project:

11.1	Corporate Standing

Vidinha shall be responsible for ensuring the continued corporate good standing of both itself and IDP Portugal.

11.2	The IDP Portugal Licenses

With respect to the IDP Portugal Licenses, Vidinha shall be obliged to:

(a)	obtain and keep current the IDP Portugal Licenses in accordance with the Regulatory Provisions;

(b)	comply with all conditions of the IDP Portugal Licenses granted by any Regulatory Authority; and

(c)	take all other necessary action required under the relevant Regulatory Provisions governing the IDP Portugal Licenses and all related facets of the conduct of the Project.

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11.3	IDP Portugal Facility Acquisition or Construction

With respect to the IDP Portugal Facilities, Vidinha shall be responsible for overseeing IDP Portugal’s purchase or land acquisition and construction of the IDP Portugal Facilities.

11.4	Project Operating Expenses

(a)	Vidinha shall oversee IDP Portugal’s payment of all Project Operating Expenses as per Article 10.2 of this Agreement.

(b)	All Project Operating Expenses shall be paid by IDP Portugal out of those Gross Revenues collected by IDP Portugal in the IDP Portugal Project Bank Account.

11.5	Operation, Management, and Maintenance of the Project

Vidinha shall be responsible for hiring the requisite personnel, contracting the requisite service providers, formulating necessary SOPs, as well as those other matters necessary for IDP Portugal’s operation, management, and maintenance of the IDP Portugal Facilities:

11.6	The IDP Portugal Facilities

Vidinha shall be obliged to oversee IDP Portugal’s operation, management, and maintenance of the IDP Portugal Facilities:

(a)	in compliance with all applicable Regulatory Provisions and Relevant Consents including, but not limited to, the SOPs;

(b)	in a clean manner and in a state of good order;

(c)	in conformity with those Good Industry Practices relating to the operation of the IDP Portugal Facilities;

(d)	free from all environmental or health hazards;

(e)	in compliance with all applicable health and safety standards protecting all employees, staff, invitees, and patrons; and

(f)	as otherwise required by this Agreement.

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11.7	Importation of Medicinal Plant Derivatives

Vidinha shall oversee IDP Portugal’s fulfillment of those responsibilities under the Project set forth in Article 8 of this Agreement which includes, but is not limited to, the following:

(a)	working with IDP Canada to co-ordinate the import of Medicinal Plant Derivatives into the Portuguese Republic utilizing the IDP Portugal Licenses (Article 8.1(a));

(b)	submitting Import Permit applications to the appropriate Regulatory Authorities (Article 8.1(b)(ii));

(c)	delivering Export Permits to IDP Canada (Article 8.1(b)(iii);

(d)	paying applicable Project Import Taxes (Article 8.2);

(e)	co-ordinating the release of Imported Derivatives from customs in the Portuguese Republic to be received by them “quarantine” at the Project Facilities (Article 8.3(a);

(f)	completing Initial Import Inspections (Article 8.3(b); and

(g)	with IDP Canada, working to secure Supply Agreements in satisfaction of the Minimum Import Quota (Article 8.4).

11.8	Purchase and Sale of Project Outputs

Vidinha shall oversee IDP Portugal’s fulfilment of those responsibilities under the Project set forth in Article 9 of this Agreement which includes, but is not limited to, the following:

(a)	assisting IDP Canada in soliciting Supply Agreements for Project Outputs at pricing to the Purchaser equal to no less than the Minimum Sale Price (Articles 9.1 and 9.2);

(b)	providing Purchasers with Output Samples for Project Output testing (Article 9.3(a);

(c)	invoicing and collecting all Deposits and Purchase Price Balances into the IDP Portugal Project Bank Account from Purchasers on all Approved Purchase Orders (Article 9.6);

(d)	manufacturing Project Outputs at the Project Facilities (Article 9.7);

(e)	conducting required Project Output testing and obtaining Certificates of Analysis for all Project Outputs (Article 9.8);

(f)	storing Project Outputs at the Project Facilities (Article 9.9); and

(g)

conditional upon compliance with all internal reception, production, and testing procedures, causing its Qualified Person to certify Project Outputs for pending release to the Purchaser (Article 9.10).

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11.9	Collection of Gross Revenue

Vidinha shall be responsible for working with IDP Canada to collect Gross Revenues generated from IDP Portugal’s sale of all Project Outputs.

11.10	Payment of the Net Profit Share

Vidinha undertakes to work with IDP Canada to complete payment of each Party’s Net Profit Share in accordance with the terms of this Agreement.

11.11	Project Output Standards

Vidinha undertakes to oversee and ensure that IDP Portugal:

(a)

produces, packages, stores, and delivers all Project Outputs in accordance with Best Industry Practice or any Regulatory Provisions with regard to standard or quality of Project Outputs including, but not limited to EU-GMP guidelines and SOPs; and

(b)	keeps Project Outputs fresh, uncontaminated and hygienically and properly stored at the Project Facilities.

11.12	Maintenance of Project Assets

Vidinha undertakes with respect to the Project Assets to ensure that IDP Portugal:

(a)	at all times maintains the Project Equipment used at any of the Project Facilities in a clean, orderly and sanitary condition;

(b)	procures, provides and maintains the Project Assets in good working order and repair the Project Assets as is necessary to carry out the Project; and

(c)

ensures that all Project Assets are of a quantity and quality necessary for the provision by the Parties of the Project, including, without limitation, all applicable laws, rules, regulations, and decrees and the terms thereof.

11.13	Importation of Project Equipment

Vidinha shall assist IDP Canada with IDP Portugal’s importation of all Project Equipment not yet situated in the Portuguese Republic.

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11.14	Solicitation of Supply Agreements

Vidinha undertakes to assist IDP Canada in the solicitation of Supply Agreements for Project Outputs.

11.15	Project Output Volume Forecast

Vidinha undertakes to oversee IDP Portugal’s delivery to IDP Canada of a rolling twelve-month Volume Forecast of Imported Derivatives that IDP Portugal is expected to need each month to satisfy all Supply Agreements secured by IDP Portugal Parties. Volume Forecasts shall be updated monthly with such updated forecasts to be delivered to IDP Canada by no later than the fifth (5th) Business Day of each month.

11.16	Cannabinoid Oil Production

Vidinha shall be responsible for overseeing and ensuring that all Cannabinoid Oil is produced and packaged by IDP Portugal at the Project Facilities in accordance with applicable GACP Guidelines and/or established EU-GMP guidelines for pharmaceutical products.

11.17	Standard Operating Procedures

Vidinha shall participate in the implementation of IDP Portugal’s quality management system and operational SOPs which must comply with IDP Canada’s internal standards and policies.

11.18	Access and Security Passes

Vidinha undertakes to ensure IDP Portugal’s issuance of security passes, in each case at the sole cost and expense of IDP Portugal, to designated IDP Canada Parties, Vidinha Parties and Persons with whom IDP Canada has entered into commercial or financial arrangements with in connection with the Project, and to designated representatives of IDP Canada to enable such representatives to carry out official duties at any of the Project Facilities.

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11.19	Employees and Training

Vidinha undertakes to be responsible for overseeing IDP Portugal’s compliance with the following:

(a)	the employing or otherwise engagement of employees or other personnel at the IDP Portugal Facilities in such number deemed necessary by IDP Portugal to sufficiently carry out the Project;

(b)	the providing of regular ongoing training for all employees or other personnel engaged by IDP Portugal at the IDP Portugal Facilities;

(c)

ensuring that all personnel and staff employed by IDP Portugal at the IDP Portugal Facilities shall at all times be clean, cleanly and tidily clothed so as to maintain uniformly high standards of presentation and delivery; and

(d)

ensuring payment by IDP Portugal to all employees or other personnel engaged by IDP Portugal in connection with the Project in Euros and in such amounts that exceed what is minimally permitted by applicable Laws and/or Legislation (“Project Wages”).

11.20	Vidinha Parties

Vidinha undertakes to take all reasonable steps to ensure that all Vidinha Parties working at or visiting any of the Project Facilities, adhere to, abide by and comply with:

(a)	all Regulatory Provisions in respect of any of the Project Facilities; and

(b)	the terms of this Agreement.

11.21	Insurance Policies

Vidinha shall be responsible for applying for and ensuring IDP Portugal’s payment of all required Project Insurance Policy premiums. Vidinha agrees to ensure IDP Portugal’s maintainance of all applicable Project Insurance Policies in continued good standing.

11.22	Environment Laws

With respect to applicable Environmental Laws, Vidinha agrees to ensure that IDP Portugal:

(a)

conducts, manages and carries out the Project at all times in an Environmentally responsible way by adopting appropriate operating methods and practices for conducting such a Project and adhere to all Regulatory Provisions and Environmental Laws in connection therewith;

(b)	promptly brings to the attention of IDP Canada any matter which may, in its view, have a detrimental impact on the Environment within the IDP Portugal Facilities;

(c)

takes all reasonable steps in the conducting of the Project to prevent and limit the occurrence of any Environmental or health hazards and to ensure the health and safety of the IDP Portugal Parties and the general public;

(d)	complies with its statutory duties in terms of the Environmental Laws to take reasonable measures to prevent pollution or degradation from occurring, continuing or recurring; and

(e)

ensures that all of its Sub-contractors comply with all applicable laws, rules, regulations and decrees concerning the Environment with respect to the activities undertaken on the IDP Portugal Facilities or in relation to the Project.

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11.23	Labour Laws

Vidinha undertakes to ensure that IDP Portugal abides by the laws in force, as amended from time to time, relating to employees engaged in the business of operating at the IDP Portugal Facilities and uses its best endeavours to take all reasonable steps to ensure similar compliance by its contractors, Sub-contractors at all levels, assignees and agents, and furthermore agrees to adhere to and ensure, as far as practicably possible, adherence to fair labour practices.

11.24	General Reporting Requirements

Vidinha shall be responsible for providing IDP Canada with the following general reports on behalf of IDP Portugal:

(a)

by the fifth (5th) Business Day after the end of each calendar month during the Project Term, an up-to-date inventory list of all Project Outputs stored at the Project Facilities (specifying packaging label details, including weight);

(b)

by the thirtieth (30th) Business Day after the end of each calendar quarter during the Project Term, Vidinha shall work with IDP Canada to provide a detailed report disclosing all Gross Revenues accruing to and received by IDP Portugal from the sale of Project Outputs during the preceding calendar quarter (and, in the case of the first such report, the period from the Effective Date to the end of the first calendar quarter after the Effective Date);

(c)

should IDP Portugal propose any alterations, amendments and/or refurbishments to any of the Project Facilities, all documents, drawings, data, reports, specifications and other information (whether in printed form or in electronic form) produced in respect of such work, copies of all “as- built” drawings and such other technical and design information and completion records relating to the finished work as IDP Canada may reasonably request;

(d)

written reports containing the names, identity numbers and any other relevant details of any employees of IDP Portugal or its Sub-contractors who are engaged in respect of the Project and who have resigned or been dismissed during the relevant Project Year;

(e)	as soon as practicable after such should occur (including a Political Event), a report containing any and all material events or developments that may arise in the course of the Project; and

(f)

immediate written notice of any disruption or suspension of operations at any of the Project Facilities. Vidinha shall, within twenty-four (24) hours of any disruption or suspension of operations at any of the Project Facilities, provide IDP Canada with a report detailing the circumstances of such disruption, suspension, or closure.

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11.25	Unauthorized Payments

Vidinha agrees that it shall refrain from, and ensure that IDP Portugal refrains from, offering or giving or agreeing to give any person in any Responsible Authority’s employment, any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any act in relation to the execution of this or any other contract or agreement or for showing or forbearing to show favour or disfavour to any person in relation to this or any other contract or agreement for said Responsible Authority.

11.26	No Fees and Charges

Vidinha shall not and use its best efforts to ensure that no Responsible Authority shall demand or require IDP Canada to pay any tariff, fee, levy, tax, or charge not in effect on the Effective Date, other than, in each case, in accordance with this Agreement.

11.27	No Interruption

(a)

Subject to the provisions of this Agreement, Vidinha undertakes not to take any action, and to use its best efforts to ensure to the best of its abilities that no Responsible Authority shall take any action, which would have a material adverse effect on IDP Portugal or the Project unless required in the event of an Emergency, or to mitigate damages resulting from IDP Canada’s failure to comply with its obligations under this Agreement, in which case the interruption shall be deemed authorized; provided, however, that Vidinha undertakes to ensure that any such interruption by Vidinha or any Responsible Authority authorized pursuant to this Article 11.23 shall be limited to such period of time and to such scope of work as are necessary to deal with the Emergency or to mitigate such damages.

(b)

If any unauthorized interruption by Vidinha or any Responsible Authority or if any authorized interruption in the event of an Emergency (to the extent such Emergency is not caused by the fault or negligence of IDP Canada or any Sub-contractor) causes the closure or the suspension of the Project, then IDP Canada shall be entitled to an extension of the Project Term equal in length to the period of time the Project was suspended or closed.

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11.28	Financial Reporting Requirements

Vidinha agrees to provide IDP Canada with the following financial reports on behalf of IDP Portugal:

(a)

Quarterly Financial Reporting – by the thirtieth (30th) Business Day after the end of each calendar quarter during the Project Term, a detailed report containing IDP Portugal’s financial results with respect to operations (namely, a balance sheet and income statement) (the “Financial Statements”) during the preceding calendar quarter (and, in the case of the first such report, the period from the Effective Date to the end of the first calendar quarter after the Effective Date); and

(b)	Annual Financial Reporting – as soon as practicable but in any event not later than three (3) calendar months after the end of each Project Year:

(i)

three (3) copies of IDP Portugal’s complete audited Financial Statements for the previous Project Year (which are consistent with the books of accounts and prepared in accordance with IFRS and presented in Euros), together with an audit report thereon;

(ii)

a copy of any management letter or other communication sent by the Auditor to IDP Portugal, or to its management in relation to IDP Portugal’s financial, accounting and other systems, management and accounts; and

(iii)

an annual report by the Auditor certifying that, based on its said financial, accounting and other systems, management and accounts, IDP Portugal was in compliance with its financial obligations in respect of the Project as at the end of the relevant Project Year or detailing any non-compliance by IDP Portugal therewith.

11.29	Appointment of Auditor

Vidinha undertakes to:

(a)

put in place an accounting and cost control system on behalf of IDP Portugal which shall, among other things, record all financial and commercial transactions and other activities whether or not recorded on the books and records of IDP Portugal; and

(b)

retain a firm of independent accountants of recognized international standing and expertise, acceptable to IDP Canada, as auditors of IDP Portugal. IDP Portugal shall prepare and maintain its accounts in Euros in accordance with applicable laws, rules, regulations, and decrees and IFRS. IDP Portugal’s financial year shall be a calendar year, unless otherwise agreed by the Parties.

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11.30	Co-operation

Vidinha shall at IDP Canada’s request:

(a)	provide reasonable assistance to IDP Canada to carry out the Project;

(b)	provide reasonable co-operation in seeking the assistance of the appropriate Relevant Authorities in carrying out the operation of the Project;

(c)	provide reasonable assistance to the IDP Canada in obtaining any Relevant Consents required to be obtained by the IDP Canada; and

(d)

if any claim is asserted against IDP Canada, or IDP Canada is made a party in any action or proceeding, in connection with the Project, provide reasonable assistance as requested by IDP Canada; provided that IDP Canada shall provide IDP Portugal with written notice of the assistance requested promptly upon receipt of any applicable complaint, summons or court order and all relevant facts and information.

11.31	Miscellaneous

In addition to those undertakings and responsibilities set forth above, IDP Portugal further agrees that it shall assume such other responsibilities as the Parties may agree to in writing from time to time.

ARTICLE 12: UNDERTAKINGS AND RESPONSIBILITIES OF IDP CANADA

IDP Canada undertakes to Vidinha that it shall be responsible for overseeing the following matters in connection with the Project:

12.1	Corporate Standing

IDP Canada shall be responsible for ensuring the continued corporate good standing of IDP Canada.

12.2	TMIG Agreement

IDP Canada undertakes to ensure the continued good standing of the TMIG Agreement.

12.3	Maintenance of Medicinal Plant Rights

IDP Canada shall be responsible for ensuring the continued maintenance of TMIG’s Medicinal Plant Rights.

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12.4	Funding Obligations

IDP Canada shall be responsible for funding all of the following on behalf of IDP Portugal and the Project:

(a)	The Project Set-up Costs;

(b)	the Initial Operating Expense Advance; and

(c)	any Project Runway Shortfalls.

12.5	Importation of Medicinal Plant Derivatives

IDP Canada shall be obligated to fulfill its responsibilities under the Project set forth in Article 8 of this Agreement which includes, but is not limited to, the following:

(a)	working with Vidinha to co-ordinate the import of Medicinal Plant Derivatives into the Portuguese Republic utilizing the IDP Portugal Licenses (Article 8.1(a));

(b)	providing Vidinha and IDP Portugal will Required Import Documentation;

(c)	ensuring that IDP Portugal shall at all times maintain access to sufficient readily available funds to enable IDP Portugal to complete payment of all Project Import Taxes (Article 8.2);

(d)	with Vidinha, working to secure Supply Agreements in satisfaction of the Minimum Import Quota (Article 8.4); and

(e)	completing payment of applicable Medicinal Plant Origination Fees (Article 8.5).

12.6	Construction Management

IDP Canada undertakes to work with Vidinha in managing the purchase or construction of the IDP Portugal Facilities.

12.7	Imported Derivatives

IDP Canada shall be responsible for all of the following with respect to Imported Derivatives:

(a)	ensuring that all Medicinal Plants and Medicinal Plant Derivatives are cultivated, collected, and packaged in the Supplying Countries according to the GACP Guidelines;

(b)	securing Certificates of Analysis for all Imported Derivatives and any other required certificates and/or permits required from the Supplying Countries for export into the Portuguese Republic; and

(c)	co-ordinating all transport logistics with respect to the delivery and/or release of Imported Derivatives from Supplying Countries into the Portuguese Republic.

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12.8	Solicitation of Supply Agreements

IDP Canada shall be responsible for each of the following:

(a)	soliciting Supply Agreements for Project Outputs at pricing equal to no less than the Minimum Sale Price; and

(b)

with respect to all Supply Agreements (other than the IDP Portugal Supply Agreements), providing Vidinha with copies of the Supply Agreements and Purchase Orders containing the Specifications and timing of delivery for all Project Outputs.

12.9	Collection of Gross Revenue

IDP Canada shall be responsible for working with Vidinha to collect Gross Revenues generated from IDP Portugal’s sale of all Project Outputs.

12.10	Payment of the Net Profit Share

IDP Canada undertakes to work with Vidinha to complete payment of each Party’s Net Profit Share in accordance with the terms of this Agreement.

12.11	IDP Canada Parties

IDP Canada undertakes to take all reasonable steps to ensure that all IDP Canada Parties working at or visiting any of the Project Facilities, adhere to, abide by and comply with:

(a)	all Regulatory Provisions in respect of the Project Facilities; and

(b)	the terms of this Agreement.

12.12	General Reporting Requirements

By the thirtieth (30th) Business Day after the end of each calendar quarter during the Project Term, IDP Canada shall work with Vidinha to provide a detailed report disclosing all Gross Revenues accruing to and received by IDP Portugal from the sale of Project Outputs during the preceding calendar quarter (and, in the case of the first such report, the period from the Effective Date to the end of the first calendar quarter after the Effective Date);

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12.13	Minimum Import Quota

IDP Canada undertakes to use commercially reasonable efforts to supply sufficient quantities of Medicinal Plant Derivatives required to fulfill the Parties achievement of the Minimum Import Quota.

12.14	Unauthorized Payments

IDP Canada agrees that it shall refrain from offering or giving or agreeing to give any person in any Responsible Authority’s employment, any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any act in relation to the execution of this or any other contract or agreement or for showing or forbearing to show favour or disfavour to any person in relation to this or any other contract or agreement for said Responsible Authority.

12.15	Co-operation

When requested by Vidinha, meet with Vidinha or any Vidinha Parties or IDP Portugal Parties, to discuss in good faith any aspect of the Project.

12.16	Miscellaneous

In addition to those undertakings and responsibilities set forth above, IDP Canada further agrees that it shall assume such other responsibilities as the Parties may agree to in writing from time to time.

ARTICLE 13: PROJECT MEETINGS AND SIGNIFICANT DECISIONS

13.1	Frequency of Project Meetings

Formal Project meetings (each, a “Project Meeting”) shall be held on a quarterly basis throughout the Project Term for the purposes of evaluating the then present state of the Project. Representatives of both Parties shall be required to attend at all Project Meetings.

13.2	Notice Period

Either Party shall be permitted to request a Project Meeting upon providing the other Party with no less than fifteen (15) Business Days written notice of said request. All matters to be discussed at any Project Meeting shall be circulated no less than five (5) Business Days in advance of the Project Meeting.

13.3	Meeting Format

Project Meetings may be held in person or by video conference call.

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13.4	Meeting Matters Requiring Unanimous Approval

The following actions or decisions shall require the prior written approval of representatives of both Parties at a Project Meeting:

(a)	any material changes to the scope of the Project set forth in Article 5.2;

(b)	matters regarding the Industry Collaboration Opportunity set forth in Article 5.3;

(c)	any material change to the Minimum Sale Price;

(d)	any material change to the Minimum Import Quota; and

(e)	any proposed sale of, or changes in, equity ownership in IDP Portugal.

ARTICLE 14: REPRESENTATIONS AND WARRANTIES

14.1	Vidinha

(a)	Vidinha hereby represents and warrants, as of the Effective Date, that:

(i)

this Agreement has been duly executed by Vidinha, is legally valid and binding upon Vidinha, and, except as specifically provided herein, does not require any further approval or consent or registration in any form in order to give full force and effect thereto;

(ii)	Vidinha is not aware, after making due inquiries, of any proceeding, action or claim, pending or threatened, involving or otherwise affecting:

(i)	this Agreement or any other agreement executed in connection herewith or therewith, or (ii) the Project;

(iii)	Vidinha has or will have the legal right and capacity to provide IDP Canada with access to and use of the IDP Portugal Facilities;

(iv)

except as may otherwise be set forth in this Agreement, there are no material agreements, contracts, leases or other written arrangements relating to or arising from the operation, maintenance or management of the Project to which IDP Portugal may be a party;

(v)

other than Vidinha’s right to its portion of the Net Profit Share, there are no tariffs, fees, levies, Taxes or other charges collected or authorized to be collected in respect of the Project existing on the Effective Date by or on behalf of Vidinha; and

(vi)	IDP Canada is the only Person possessing the legal right to carry out the Project with Vidinha in the Portuguese Republic.

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14.2	IDP Canada

(a)	IDP Canada hereby represent and warrant, as of the Effective Date, that:

(i)	it is duly organized and operating in good standing in accordance with all Laws;

(ii)

this Agreement has been duly executed by it, is legally valid and binding upon it, and does not require any further approval or consent or registration in any form in order to give full force and effect thereto;

(iii)

it is not aware, after making due inquiries, of any proceedings, actions, or claims, pending or threatened, against or otherwise involving IDP Canada that would prejudice, in any way, its ability to fulfill its obligations under this Agreement or any other agreements or arrangements to be entered into in connection with the Project; and

(iv)	it has not committed any Corrupt Act.

ARTICLE 15: INSURANCE POLICIES

15.1	Project Insurance

(a)	If and when required, the Parties shall work together to obtain the Project Insurance Policies.

(b)	All policies covering insurable property shall be for not less than the full replacement value of such property.

(c)

All premiums, subsequent renewal premiums, all additional premiums and all stamp dues in respect of the relevant insurance policies, shall be incurred by the Party required to obtain the coverage (the “Insuring Party”).

(d)

Should the Insuring Party be in breach of the provisions of Article 15.1(c), the other Party may, after consultation with the Insuring Party and giving the Insuring Party one hundred twenty (120) days within which to comply with Article 15.1(c), but will not be obliged to, procure and maintain, the insurances referred to in Article 15.1(c) to the extent that the other Party deems necessary. In this event, the insuring Party shall be obliged to refund to the other Party all premiums disbursed by the other Party on behalf of the Insuring Party within a period of thirty (30) days of receiving written notice from the other Party to do so.

(e)

The Insuring Party shall comply with all the terms and conditions embodied in the insurance policy or insurance policies referred to in Article 15.1(c) and undertake not to commit any act or permit any act to be committed or omit to do anything which in any way affects or vitiates such insurance policy or policies.

(f)

The Insuring Party undertakes to provide the other Party with certified copies of the certificates of insurance and certified copies of the insurance policies within sixty (60) Business Days of inception. Such certificates and policies shall reflect all insurance coverage stipulated by the Parties.

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ARTICLE 16: INDEMNITIES AND LIABILITY

16.1	Third Party Liability

(a)	IDP Canada

IDP Canada shall indemnify Vidinha and each Vidinha Party against and hold Vidinha and each Vidinha Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by Vidinha or any Vidinha Party by reason of any injury or death to any Person to the extent that such Loss arises out of or as a consequence of the Project, except to the extent such Loss is caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, Vidinha or any Vidinha Party, or any event of Force Majeure, any Emergency,or is directly attributable to any action taken by IDP Canada or any IDP Canada Party upon the express written instructions of Vidinha or any Vidinha Party.

(b)	Vidinha

Vidinha shall indemnify IDP Canada and each IDP Canada Party against and hold IDP Canada and each IDP Canada Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by IDP Canada and each IDP Canada Party by reason of any injury or death to, or any damage or destruction of any Project Assets or rights of, any Person to the extent such Loss is directly attributable to the acts or omissions of Vidinha or any Vidinha Party, except to the extent such Loss is caused by or is primarily attributable to the gross negligence of, or willful misconduct by, IDP Canada, any IDP Canada Party, any Sub-contractor of IDP Canada, or any event of Force Majeure, any Emergency, or is directly attributable to any action taken by Vidinha or any Vidinha Party upon the express written instructions of IDP Canada or any IDP Canada Party.

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16.2	Breach

(a)	IDP Canada

The IDP Canada shall indemnify Vidinha and each Vidinha Party against and hold Vidinha and each Vidinha Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by Vidinha and each Vidinha Party by reason of any breach by the IDP Canada of any of its representations, warranties, covenants or undertakings in this Agreement, except to the extent such Loss is primarily caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, Vidinha or any Vidinha Party or any Emergency, Political Event or event of Force Majeure.

(b)	Vidinha

Vidinha shall indemnify IDP Canada and each IDP Canada Party against and hold IDP Canada and each IDP Canada Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by IDP Canada and each IDP Canada Party by reason of any breach by Vidinha of any of its representations, warranties, covenants or undertakings in this Agreement, except to the extent such Loss is caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, IDP Canada or any IDP Canada Party or any Sub-contractor of IDP Canada, or any Emergency or Force Majeure.

16.3	Procedures

(a)	Indemnification Notice

If the Party entitled to indemnification under this Article 16 (the “Indemnified Party”) receives notice of any claim or the commencement of any suit, action, claim, proceeding or investigation brought by any Person other than the party obligated to indemnify the Indemnified Party in such instance (the “Indemnifying Party”) and believes in good faith that the Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, the Indemnified Party shall promptly give the Indemnifying Party written notice (an “Indemnification Notice”) thereof which sets forth in reasonable detail such information with respect to such suit, action, plan, claim, proceeding, or investigation as the Indemnified Party shall then have, but the failure to give an Indemnification Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any aliability that it may have to the Indemnified Party except to the extent that the Indemnifying Party shall have been materially prejudiced in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought.

(b)	Defense of Action

Upon receipt of an Indemnification Notice, the Indemnified Party and the Indemnifying Party may agree that the Indemnifying Party shall assume the defense of such suit, action, claim, proceeding, or investigation upon such terms as they shall agree.

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(c)	Settlement

If the Indemnified Party and the Indemnifying Party agree that the Indemnifying Party shall assume the defense of any suit, action, claim, proceeding, or investigation for which it is called upon to indemnify the Indemnified Party pursuant to this Article 16, the Indemnifying Party shall not settle or compromise such suit, action, claim, proceeding, or investigation without the prior written consent of the Indemnified Party unless there is no finding or admission of any violation of Law by the Indemnified Party and the sole relief provided is monetary damages covered in full by this Indemnity.

(d)	Co-operation

If the Indemnified Party and the Indemnifying Party agree that the Indemnifying Party shall assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify the Indemnified Party pursuant to this Article 16, the Indemnifying Party shall keep the Indemnified Party reasonable informed of the events of any applicable suit, action, claim, proceeding or investigation. If requested by the Indemnifying Party, the Indemnified Party shall co-operate to the extent reasonably requested in the defense of prosecution of any suit, action, claim, proceeding or investigation for which such Indemnifying Party is called upon to indemnify the Indemnified Party pursuant to this Article 16.

(e)	Insurance

The amount of any Loss indemnifiable pursuant to this Article 16 shall be reduced by (a) the value of any benefit (other than any insurance benefit or proceeds) realized, directly or indirectly, in any jurisdiction by the Indemnified Party as a result of such Loss; and (b) the amount of any insurance proceeds received by the Indemnified Party in respect of such Loss. If such proceeds are received by the Indemnified Party following an indemnification payment in respect of the relevant Loss, the Indemnified Party shall pay to the Indemnifying Party an amount equal to the lesser of (i) the amount of such proceeds, and (ii) the amount of the indemnification payment made by the Indemnifying Party.

(f)	Limitation

No Indemnified Party shall be entitled to be indemnified more than once under this Agreement for the same Loss.

(g)	Survival

This Article 16 shall survive the termination of this Agreement and notwithstanding any such termination, amounts owed under this Article 16 by one Party to the other Party shall be paid in accordance with this Agreement.

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ARTICLE 17: FORCE MAJEURE

17.1	Notice of Force Majeure

If either of IDP Canada or Vidinha is affected by an event of Force Majeure, it shall give written notice as soon as reasonably practicable after becoming aware thereof to the other Party. The affected Party shall likewise immediately notify the other Party in writing and, in any event, within ten (10) Business Days, when the event of Force Majeure has ceased.

17.2	Extension of Time

If the event of Force Majeure, directly or indirectly, (a) causes unavoidable physical damage or destruction to the any of the Project Facilities or the Project Assets, or (b) interrupts the regular operation of any of the Project Facilities, then either Party shall be entitled to an extension of the Project Term set forth in this Agreement equal in length to the period of time operations were interrupted or any of the Project Facilities were closed.

17.3	Excuse of Performance

If an event of Force Majeure shall prevent the total or partial performance of any of the obligations of either IDP Canada or Vidinha under this Agreement, then the party claiming the event of Force Majeure shall be excused from whatever performance is prevented thereby to the extent so affected and the other Party shall not be entitled to terminate this Agreement except as otherwise provided herein. Notwithstanding the event of Force Majeure, the Party claiming the event of Force Majeure shall use commercially reasonable efforts to continue to perform its obligations under this Agreement and to minimize any adverse effects of such event of Force Majeure.

17.4	No Damage Claim

Neither Party shall claim damages, penalties, interest or any other compensation from any other Party due to the occurrence of an event of Force Majeure, except as otherwise specifically provided for in this Agreement.

17.5	No Excuse of Performance

The foregoing provisions of Article 17 shall not, however, excuse or release (a) the Party claiming Force Majeure from obligations due or performable, or compliance required, under this Agreement prior to the above-mentioned failures or delays in performance due to the occurrence of Force Majeure or obligations not affected by the event of Force Majeure or (b) either party from any payment obligation that has become due and payable in accordance with this Agreement.

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17.6	Continuation of Performance

A Party excused from performance by the occurrence of Force Majeure shall continue its performance under this Agreement when the effects of Force Majeure are removed.

ARTICLE 18: POLITICAL EVENT

18.1	Notice

If any Political Event shall occur, either Party (the “Notifying Party”) shall be permitted to give written notice to the other Party (the “Notified Party”) within thirty (30) Business Days of the occurrence of such Political Event, which written notice shall contain reasonable particulars of such Political Event to the knowledge of the Notifying Party and its likely legal, economic and commercial consequences to the Notifying Party and a request to effect a remedy in respect thereof.

18.2	Cure Period

The Notified Party shall have sixty (60) Business Days from the date of receipt of notice under Article 18.1 to exert reasonable efforts to effect a remedy in respect of such Political Event which restores the economic or commercial position of the Notifying Party to the position it would have been in had such Political Event not occurred. If the Notified Party is unable to effect such a remedy within such period, the Parties shall consult within ten (10) days after expiration of such cure period with a view towards reaching a mutually satisfactory resolution of the situation during a subsequent period of sixty (60) days, which resolution may, among other things, involve an extension of the Project Term, and/or a reduction in any other amounts which may be payable to the Notifying Party under this Agreement.

18.3	Excuse of Performance

If a Political Event delays or otherwise prevents the total or partial performance of any of the obligations of the Notifying Party under this Agreement, then the Notifying Party shall be excused from whatever performance is so affected and the Notified Party shall not be entitled to terminate this Agreement except as otherwise expressly provided herein. Notwithstanding the Political Event, the Notifying Party shall use its best efforts to continue to perform its obligations under this Agreement and to minimize any adverse effects of such Political Event.

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18.4	No Excuse of Performance

The provisions of Article 18.3 shall not, however, excuse or release the Notifying Party from obligations due or performable under this Agreement prior to the occurrence of the Political Event or obligations not affected by the Political Event.

18.5	Continuation of Performance

Unless this Agreement shall have been terminated pursuant to Article 19.30(ii) the Notifying shall continue its performance under this Agreement when the effects of the Political Event are removed.

ARTICLE 19: TERMINATION

19.1	Termination by Vidinha

(a)	Force Majeure

(i)

If an event of Force Majeure shall occur and continue for an aggregate period of at least one hundred and eighty (180) days within any period of twenty-four (24) months to have any of the effects described in Article 17.3, then Vidinha shall have the right to terminate this Agreement.

(ii)

If an event of Force Majeure shall occur and the consequences thereof shall materially and adversely affect the economic or commercial position of Vidinha from what it was on the Effective Date, or from what it is or what it would have been but for the occurrence of such event of Force Majeure and the consequences thereof, and such event and/or the consequences thereof continue for a period of at least one hundred and eighty (180) days from the date on which Vidinha shall give written notice to IDP Canada shall, regardless of any insurance payable in respect thereof, have the right to terminate this Agreement.

(b)	Material Breach by IDP Canada

Vidinha shall have the right to terminate this Agreement in the event IDP Canada commits any material breach or default in respect of the performance of any of its obligations under this Agreement or any other agreement entered into by IDP Canada in connection with the Project, which breach or default (except as otherwise set forth in the Agreement) has continued unremedied for sixty (60) Business Days or more after delivery of notice of such breach or default by Vidinha to IDP Canada.

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(c)	Notice

If any one or more of the events set forth in Article 19.1 shall occur, Vidinha may, by written notice to IDP Canada, terminate this Agreement, which notice shall be effective ten (10) Business Days after delivery of such notice by IDP Vidinha.

19.2	Termination by IDP Canada

(a)	Force Majeure

(i)

If an event of Force Majeure shall occur and continue for an aggregate period of at least one hundred and eighty (180) days within any period of twenty-four (24) months to have any of the effects described in Article 17.3, then IDP Canada shall have the right to terminate this Agreement.

(ii)

If an event of Force Majeure shall occur and the consequences thereof shall materially and adversely affect the economic or commercial position of IDP Canada from what it was on the Effective Date, or from what it is or what it would have been but for the occurrence of such event of Force Majeure and the consequences thereof, and such event and/or the consequences thereof continue for a period of at least one hundred and eighty (180) days from the date on which IDP Canada shall give written notice to Vidinha, and IDP Canada shall, regardless of any insurance payable in respect thereof, have the right to terminate this Agreement.

(b)	Political Event

IDP Canada shall have the right to terminate this Agreement in the event a Political Event shall occur and be continuing for a period of at least one hundred eighty (180) days from the date on which IDP Canada shall deliver written notice thereof to Vidinha, and IDP Vidinha and IDP Canada shall not have been able to reach a mutually satisfactory remedy in respect of such Political Event.

(c)	Material Breach by Vidinha

IDP Canada shall have the right to terminate this Agreement in the event Vidinha commits a material breach or default in respect of the performance of any of its obligations under this Agreement (other than any breach or default which may constitute a Political Event), which breach or default has continued unremedied for sixty (60) days or more after delivery of written notice of such breach or default by IDP Canada to Vidinha.

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(d)	Notice

If any one or more of the events set forth in Article 19.2 shall occur, IDP Canada may by written notice to Vidinha terminate this Agreement, which notice shall be effective ten (10) Business Days after delivery of such notice by IDP Canada.

19.3	Effect of Termination

(a)	General

Subject to Vidinha and IDP Canada rights on termination set forth in Article 19.2 and Article 19.2 respectfully, upon the Termination Date and subject and without prejudice to any rights of the Parties hereunder:

(i)

this Agreement (other than Articles 16.1, 16.3, 19, 20, 21, 22, 23, 24.1, 24.2, 24.3, 24.5, 24.6, 24.8, 24.9, 24.10, and 24.13) shall cease to have effect, subject to all rights and obligations of the Parties existing prior to the Termination Date;

(ii)	the Project shall terminate;

(iii)	IDP Canada shall be permitted to remove all stored Project Outputs from the IDP Portugal Facilities; and

(iv)

if Vidinha fails to permit IDP Canada from obtaining access to the IDP Portugal Facilities in accordance with Article 19.30(iii), Vidinha shall pay to IDP Canada any and all damages as may be determined by an arbitral tribunal appointed pursuant to Article 20.2.

(b)	IDP Canada Rights on Termination or Project Expiry

Notwithstanding the effects of termination above, following the Termination Date or Expiry Date, IDP Canada shall be given the opportunity to access the Project Facilities for no more than  one (1) additional year for the purposes of processing and/or removing and exporting any remaining Project Outputs stored thereon.

(c)	Termination Payments

In case of a termination of this Agreement in accordance with this Article 19, other than in the case of a termination arising from an event of Force Majeure, the Parties shall pay to one another all amounts required to be made in satisfaction of a party’s indemnification obligations arising out of a breach of this Agreement (net of any proceeds of insurance if applicable).

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19.4	Termination Costs

Except as otherwise may be specifically provided in this Agreement, each Party shall bear its own costs and expenses incurred in carrying out its obligations under this Article 19.

ARTICLE 20: RESOLUTION OF DISPUTES AND INDEPENDENT EXPERT

20.1	Amicable Settlement

The Parties hereto will use their best efforts to settle amicably any disputes, controversy or claim arising out of or in connection with, or the breach, termination, invalidity or interpretation of, this Agreement (each, a “Dispute” for the purpose of this Article 20). In this connection, the Parties agree that their respective duly authorized representatives shall meet not less than once each calendar quarter during the Project Term for the purpose of attempting to settle by amicable agreement any and all Disputes then in existence between them. Any such settlement shall take effect only if reduced to writing and signed on behalf of the Parties.

20.2	Arbitration

Subject to Articles 20.3 and 20.4, any Dispute which cannot be settled amicably within thirty (30) days after receipt by one Party of the other Party’s written request to do so may be submitted by either Party to arbitration before an arbitral tribunal consisting of three (3) arbitrators applying the rules of Ontario, Canada under the UNCITRAL Arbitration Rules then in effect and conducted in the English language in Toronto, Ontario. The decision of any such arbitral tribunal shall be final, unappealable and binding on the Parties. The appointing authority shall be the International Chamber of Commerce (for the purposes of this Article 20, the “ICC”) in accordance with the rules of the ICC as the appointing authority in UNCITRAL or other ad hoc arbitration proceedings then in effect.

20.3	Mediation via an Independent Expert

Subject to Articles 20.2 and 20.4, any Dispute which cannot be settled amicably within thirty (30) days after receipt by one Party of the other Party’s written request to do so may be referred by either Party to an independent expert whose costs shall be borne equally by the Parties, In such event, the Party that declares to refer the Dispute to an independent expert or qualified mediator shall notify the other Party in writing of its decision whereupon the Parties shall endeavour in good faith to select the independent expert. If the Parties are not able to agree on an independent expert within thirty (30) days after receipt by the other Party of such notification, either Party may request that the independent expert be appointed by the ICC International Centre for Expertise in accordance with the provisions for the appointment as experts under the ICC Rules for Expertise then in effect. The decision of any independent expert appointed pursuant to this Article 20.3 shall be appealable to an arbitral tribunal appointed in accordance with the appointment procedures described in Article 20.2, unless the Parties have agreed in writing, prior to any such decision being rendered, that such decision shall be unappealable. In any event, the decision of any independent expert appointed pursuant to this Article 20.3 shall be appealable in the case of fraud or manifest error.

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20.4	Continuation of Project

Notwithstanding anything herein to the contrary, during the pendency of any Dispute and the resolution thereof, the Parties shall continue to operate the Project.

20.5	Survival

Article 20 shall survive the termination of this Agreement as necessary to resolve any Disputes arising out of, in connection with or relating to this Agreement and, notwithstanding any such termination, amounts owed under this Agreement by one Party to the other shall be paid in accordance with this Agreement.

ARTICLE 21: WAIVER OF IMMUNITY

21.1	Waiver

To the extent that any of the Parties may in any jurisdiction claim for itself or any of its revenues, assets or properties immunity from service of process, suit, jurisdiction, arbitration or arbitral award, execution, attachment (whether in aid of execution, prior to judgment or award or otherwise) or other legal or judicial process or other remedy, and to the extent that in any such jurisdiction there may be attributed to such Party or any of its revenues, assets or properties, such immunity (whether or not claimed), such Party hereby irrevocably and unconditionally agrees not to claim and hereby irrevocably and unconditionally waives any such immunity to the fullest extent permitted by the laws of such jurisdiction.

21.2	Conclusive and Binding Award

Notwithstanding the provisions of Article 20.3, each of the Parties agrees that the final award against it in any proceedings of the nature referred to in Article 20 shall be conclusive and binding upon such Party and may be enforced in the courts of Ontario, Canada or any other courts to the jurisdiction of which such Party is or may be subject by suit on the award, a certified or exemplified copy of which award shall be deemed to be conclusive evidence thereof and of the amount of its liability, or by any other means provided by law.

21.3	Irrevocable Consent

Each of the Parties hereby irrevocably and generally consents in respect of any legal action or proceedings arising out of or in connection with this Agreement to the giving of any relief or issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property, assets or revenues whatsoever (irrespective of their use or intended use) of any order, judgment or award which may be made or given in such action or proceeding.

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21.4	Conclusive Written Evidence

Without limiting any of the foregoing provisions of Article 20.3 and this Article 21, each of the Parties agrees that in any suit, legal action or other proceedings brought in a court of Ontario, Canada which arises out of or relates to this Agreement, any award which has been obtained against it in accordance with the provisions of Article 20 shall be deemed conclusive written evidence of the existence and the amount of the claim against it.

ARTICLE 22: CHANGES IN CONTROL

22.1	Prior Written Approval

From the Effective Date as well as for the duration of the Project Term, Vidinha shall ensure that there is no Change in Control in Vidinha without the prior written approval of IDP Canada, which approval shall not be withheld, provided that no Change in Control results in an immediate breach by Vidinha under Article 19 of this Agreement.

22.2	No Interruption

Notwithstanding a Change of Control in Vidinha, the Project shall continue uninterrupted in accordance with the terms of this Agreement with this Agreement remaining as a valid and legally binding contract between the Parties.

ARTICLE 23: NOTICES

23.1	Form of Notice

Any notice or correspondence to be given under this Agreement shall be in writing, in English, unless otherwise agreed and shall be delivered personally or sent by fax followed by the original delivered by hand.

23.2	Addresses for Notice

The addresses for Notices are as follows:

(a)	If to Vidinha:

Rua Aquilino Ribeiro no. 26 5300-087 Bragança, Portugal Telephone: +351-926-929-370 E-mail: aldovidinha@stepwiseengineering.com

(b)	If to IDP Canada:

5500 North Service Road, Suite 301 Burlington, Ontarop L7L 6W6 Canada

Attention:	Loren S. Greenspoon, Chief Legal Officer
Telephone:	1-416-818-9354
E-mail:	lgreenspoon@instadosepharma.com

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23.3	A notice sent by one Party to another Party shall be deemed to be received:

(a)	on the same day, if delivered by hand; or

(b)	on the same day of transmission if sent by e-mail or telefax and if sent by telefax with receipt confirming completion of transmission.

23.4	Either Party may change its nominated address to another address by prior written notice to the other Party.

ARTICLE 24: MISCELLANEOUS

24.1	Primacy of this Agreement

This Agreement shall govern all aspects of, and all contractual relationships relating to, the subject matter hereof. Each Party shall ensure that the execution by such Party after the Effective Date or any other agreement relating to the Project will not cause such Party to be in breach of its obligations under this Agreement.

24.2	Entire Agreement

(a)

This Agreement supersedes and replaces the IDP Portugal Letter Agreement and, as per the terms of Article 2.2(e), the Interim Third Party JV Agreement. Except where expressly provided otherwise in this Agreement, this Agreement constitutes the entire agreement between the Parties in connection with the Project and supersedes all prior representations, communications, negotiations, and understandings between the Parties concerning the subject matter of this Agreement.

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(b)	Each of the Parties acknowledges that:

(i)

it does not enter into this Agreement on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made or agreed to by any person (whether a Party to this Agreement or not) except those expressly contained in or referred to in this Agreement, and the only remedy available in respect of any misrepresentation or untrue statement made to it shall be a remedy available under this Agreement;

(ii)

this Article shall not apply to any statement, representation or warranty made fraudulently, or to any provision of this Agreement, which was induced by fraud, for which the remedies available shall be all those available under the law governing this Agreement; and

(iii)	in the event of any conflict between this Agreement and any document, contract or agreement in respect of the Project, the provisions of this Agreement will prevail.

24.3	Confidentiality

Each Party shall keep in confidence all Confidential Information, supplied to it by or on behalf of the other Party relating to the Project and shall not disclose the same in any manner without the prior written consent of the disclosing Party other than (a) in the case of the IDP Canada, as reasonably necessary to its advisors, consultants, insurers, Sub-contractors for the purpose of seeking financial and other assistance for the purpose of performing its obligations hereunder, (b) as it may necessarily be required to disclose pursuant to the Laws of appropriate Relevant Authorities, or (c) as it may reasonably be required to disclose to any independent expert appointed pursuant to Article 20.3 to enable the independent expert to perform its duties hereunder, or (d) in the case of Vidinha, as reasonably necessary to its advisors, consultants, insurers, agents, and any Responsible Authority for the purpose of performing its obligations hereunder or as may otherwise be reasonably deemed to be in the public or national interest; provided that nothing in this Article 24.3 shall limit IDP Canada’s right to use such documents and information in circumstances where this Agreement has been terminated in accordance with Article 19. For the avoidance of doubt, each Party shall be liable for any breach of the confidentiality undertaking contained in this Article 24.3 and the impermissible disclosure of Confidential Information by any of its affiliates, consultants, advisors, or agents.

24.4	Variations in Writing

Any and all additions, amendments and variations to this Agreement shall be binding only if legally allowable and formalized in writing and consistent with the original objectives of this Agreement, being signed by a duly authorized representative of each of the Parties and attached to this Agreement.

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24.5	Time and Indulgence

(a)	No waiver by either Party of any default by the other in the performance of any of the provisions of this Agreement:

(i)	shall operate or be construed as a waiver of any other or further default whether of a like or different character, or

(ii)	shall be effective unless in writing duly executed by an authorized representative of such Party.

(b)

The failure by either Party to insist on any occasion upon the performance of the terms, conditions and provisions of this Agreement or time or other indulgence granted by one Party to the other shall not thereby act as a waiver of such breach or acceptance of any variation.

(c)

Any time or other indulgence allowed by one Party to the other in which to perform its duties and obligations hereunder or to remedy any breach hereof shall not be, and shall not be construed as, a waiver by the Party giving such time or indulgence of any of its rights hereunder. Any such time or indulgence or waiver may be on and subject to such terms and conditions as the Party giving it may specify and shall be without prejudice to that Party’s then accrued rights except to the extent expressly varied in such time, indulgence or waiver.

24.6	Penalties and Interest

Any Party in default of payment of any amount due hereunder shall pay interest thereon at a rate of three percent (3%) per annum. Such interest shall be computed on a daily basis from the due date until the relevant amount together with accrued interest is fully paid by the defaulting Party.

24.7	No Third Party Beneficiaries

This Agreement is made exclusively for the benefit of the Parties, and no third party shall have any rights hereunder or be deemed to be a beneficiary hereof, except as may be expressly provided herein.

24.8	Severability

(a)	If any provision of this Agreement is or becomes wholly or partly invalid, illegal or unenforceable:

(i)	the validity, legality, and enforceability of the remaining provisions shall continue in force unaffected; and

(ii)

the Parties shall meet as soon as possible and negotiate in good faith upon a replacement provision that is legally valid and that is nearly as possible achieves the objectives of this Agreement and produces an equivalent economic effect.

(b)

A replacement provision shall apply as of the date that the replaced provision had become invalid, illegal or unenforceable. If the Parties cannot reach agreement in good faith, any Party may invoke the dispute resolution procedure of Article 20 hereof, and the arbitral tribunal or independent expert, as applicable, shall have the authority to determine a replacement provision that is legally valid and that as nearly as possible achieves the objectives of this Agreement and produces an equivalent economic effect.

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24.9	Language

(a)	All notices, correspondence or other communications between Vidinha and IDP Canada in respect of this Agreement or otherwise in respect of the Project shall be in English.

(b)	This Agreement is made in the English language. In the event of any conflict between the English language version and any other version hereof, the English language version shall control.

24.10	Limitation of Liability

Except to the extent forming part of any indemnities or other payment obligations given or contained in Articles 8, 10, 11, and 12, neither Party shall be liable to the other Party either by way of indemnity or otherwise for any indirect or consequential loss or damage in connection with or arising out of the performance by such Party of its obligations under this Agreement or any failure of such Party to perform such obligations (including, without limitation, loss of use of any of the IDP Portugal Facilities, loss of profit or revenue and cost of capital).

24.11	Exclusive Remedies

Except as and to the extent specifically set forth in this Agreement, neither Party shall be entitled to any other rights to damages or to any other rights under contract, tort, or otherwise in relation to any breach of or default under this Agreement by the other Party.

24.12	Assignment

From the Effective Date as well as for the duration of the Project Term, IDP Canada shall be permitted to assign its rights under this Agreement without the prior written approval of Vidinha, provided that no such assignment results in an immediate breach of this Agreement.

24.13	Governing Law

The rights and obligations of the Parties under or pursuant to this Agreement shall be governed by and construed in accordance with the laws of Canada and the Province of Ontario, Canada, without regard to any conflict of law principles or provisions thereof.

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IN WITNESS WHEREOF, this Agreement has been executed by the fully authorized representatives of the Parties on the day, month and year first above written.

WITNESS:	ALDO PEDRO FIGUEIRA VIDINHA

INSTADOSE PHARMA CORP.

By:
Grant F. Sanders, CEO

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SCHEDULE “A”

ANNUAL FINANCIAL FORECAST

To be prepared and inserted by the Parties upon completion of the IDP Portugal Facilities.

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SCHEDULE “B”

DRC AGREEMENT

See attached.

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SCHEDULE “C”

IDP PORTUGAL FACILITIES

See attached.

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SCHEDULE “D”

IDP PORTUGAL LETTER AGREEMENT

See attached.

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SCHEDULE “E”

IDP PORTUGAL LICENSES

To be inserted upon receipt.

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SCHEDULE “F”

INTERIM JV AGREEMENT

See attached.

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SCHEDULE “G”

INTERIM JV PARTNER FACILITIES

See attached.

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SCHEDULE “H”

INTERIM JV PARTNER LICENSES

See attached.

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SCHEDULE “I”

MEDICINAL PLANT RIGHTS (DRC)

See attached.

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SCHEDULE “J”

MEMORANDUM OF UNDERSTANDING

See attached.

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SCHEDULE “K”

PROJECT EQUIPMENT

See attached.

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SCHEDULE “L”

PROJECT FACILITIES

See attached.

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SCHEDULE “M”

SUPPLY AGREEMENT

See attached.

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SCHEDULE “N”

TMIG AGREEMENT

See attached.

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IN WITNESS WHEREOF, this Agreement has been executed by the fully authorized representatives of the Parties on the day, month and year first above written.

WITNESS:	ALDO PEDRO FIGUEIRA VIDINHA

INSTADOSE PHARMA CORP.

By:
Grant F. Sanders, CEO

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